                                                Filed Pursuant to Rule 424(b)(3)
                                                  Registration No. 333-123535-01

PROSPECTUS SUPPLEMENT
---------------------

(TO PROSPECTUS DATED APRIL 29, 2005)

                             [DAIMLERCHRYSLER LOGO]

                                $10,000,000,000
                         DAIMLERCHRYSLER NORTH AMERICA
                              HOLDING CORPORATION
                          MEDIUM-TERM NOTES, SERIES E
                   DUE NINE MONTHS OR MORE FROM DATE OF ISSUE

                         UNCONDITIONALLY GUARANTEED BY

                               DAIMLERCHRYSLER AG

                             ----------------------

ISSUER:         DaimlerChrysler North America Holding Corporation.

GUARANTOR:      DaimlerChrysler AG, our parent company.

TERMS OF THE NOTES:

- We plan to offer notes from time to time and specify the terms and conditions of each issue of notes in a pricing supplement.

- The notes will have stated maturities of nine months or more from the date they are originally issued.

- We will specify whether the notes can be redeemed or repaid before their maturity and whether they are subject to mandatory redemption, redemption at our option or repayment at the option of the holder of the notes.

- Payments on the notes will be in U.S. dollars or a foreign currency or unit of currencies.

- The notes will be offered in minimum denominations of $1,000 or other specified denominations of a foreign currency.

- DaimlerChrysler AG will guarantee the payment of principal, any premium and interest on the notes.

- The notes will bear interest at fixed or floating rates. If the notes bear interest at a floating rate, the floating interest rate may be based on one or more indices or formulae, plus or minus a fixed amount or multiplied by a factor.

- We will pay interest on fixed rate notes on June 15 and December 15, unless otherwise specified.

- We will pay interest on floating rate notes on a monthly, quarterly, semiannual or annual basis.

     The final terms for the notes will be specified in the applicable pricing supplement, and the terms may differ from those described above or herein.

                                                           PER NOTE                    TOTAL
                                                           --------                    -----
                                                             100%                 $10,000,000,000
Public Offering Price.................................
                                                          .050%-.600%         $5,000,000 - $60,000,000
Agent's discounts and commissions.....................
                                                        99.950%-99.400%   $9,995,000,000 - $9,940,000,000
Proceeds, before expenses, to the Issuer..............

 INVESTING IN THE NOTES INVOLVES CERTAIN RISKS. SEE "RISK FACTORS" ON PAGE S-3.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement, the accompanying prospectus or any pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

     We will offer the notes through the agents named below or other agents. We also may sell notes to an agent for resale to other investors and may sell notes directly to investors.

     If we sell other securities referred to in the accompanying prospectus, the amount of notes that we may offer and sell under this prospectus supplement may be reduced.

                             ----------------------

BANC OF AMERICA SECURITIES LLC
            BARCLAYS CAPITAL
                         CITIGROUP
                                     DEUTSCHE BANK SECURITIES
                                             GOLDMAN, SACHS & CO.
                                                     HSBC
                                                              JPMORGAN

                             ----------------------

                                 April 29, 2005

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
                      PROSPECTUS SUPPLEMENT

Risk Factors................................................   S-3
Important Currency Information..............................   S-4
Description of Notes and Guarantees.........................   S-5
Tax Considerations..........................................  S-24
Plan of Distribution........................................  S-31
                            PROSPECTUS
Where You Can Find More Information.........................     2
Documents Incorporated by Reference.........................     2
Forward-Looking Statements..................................     3
Currency of Presentation....................................     3
The Guarantor and the Issuer................................     4
Consolidated Ratio of Earnings to Fixed Charges.............     6
Considerations Relating to Debt Securities Denominated or
  Payable in Foreign Currencies.............................     6
Use of Proceeds.............................................     6
Description of Debt Securities and Guarantees...............     6
Plan of Distribution........................................    18
Legal Matters...............................................    19
Experts.....................................................    19
Enforceability of Civil Liabilities.........................    20

     You should rely only on the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus and any pricing supplement. We have not authorized anyone to provide you with any other information. We are not making an offer to sell these securities and soliciting an offer to buy these securities in any state where the offer or sale of these securities is permitted. The information in this prospectus supplement, the accompanying prospectus, any pricing supplement and any document incorporated by reference is accurate only as of the date on the front of those documents. The affairs of the Issuer or the Guarantor may have changed since this date.

                                  RISK FACTORS

     Your investment in the notes involves certain risks. In consultation with your own financial and legal advisers, you should carefully consider, among other matters, the following discussion of risks before deciding whether an investment in the notes is suitable for you. The notes are not an appropriate investment for you if you are unsophisticated with respect to the significant terms of the notes or financial matters.

THERE ARE STRUCTURE RISKS OF NOTES INDEXED TO INTEREST RATES, CURRENCIES OR OTHER INDICES OR FORMULAE

     If you invest in notes indexed to one or more interest rates, currencies or other indices or formulae, there will be significant risks not associated with a conventional fixed rate or floating rate debt security. These risks include fluctuation of the indices or formulae and the possibility that you will receive a lower, or no, amount of principal, premium or interest, and at different times than you expected. We do not control a number of matters, including economic, financial and political events, that are important in determining the existence, magnitude and longevity of such risks and their results. In addition, if an index or formula used to determine any amounts payable in respect of the notes contains a multiplier or leverage factor, the effect of any change in that index or formula will be magnified. In recent years, values of certain indices and formulae have been volatile, and volatility in those and other indices and formulae may be expected in the future. However, past experience is not necessarily indicative of what may occur in the future.

REDEMPTION MAY ADVERSELY AFFECT YOUR RETURN ON THE NOTES

     If your notes are redeemable at our option, we may choose to redeem the notes at times when prevailing interest rates are relatively low. In addition, if your notes are subject to mandatory redemption, we may be required to redeem your notes at times when prevailing interest rates are also relatively low. As a result, you generally will not be able to reinvest the redemption proceeds in a comparable security at an effective interest rate as high as that of the notes.

OUR CREDIT RATINGS MAY NOT REFLECT ALL RISKS OF AN INVESTMENT IN THE NOTES

     The credit ratings of our medium-term note program may not reflect the potential impact of all risks related to structure and other factors on the value of your notes. In addition, real or anticipated changes in our credit ratings will generally affect the market value of your notes.

THERE MAY NOT BE ANY TRADING MARKET FOR YOUR NOTES; MANY FACTORS MAY AFFECT THE TRADING MARKET AND VALUE OF YOUR NOTES

     We cannot assure you that a trading market for your notes will ever develop or be maintained. In addition to our own creditworthiness, many other factors may affect the trading market value of, and trading market for, your notes. These factors include:

     - the complexity and volatility of the index or formula applicable to your notes;

     - the method of calculating the principal, premium and interest in respect of your notes;

     - the time remaining to the maturity of your notes;

     - the outstanding amount of your notes;

     - the redemption features of your notes;

     - the amount of other debt securities linked to the index or formula applicable to your notes; and

     - the level, direction and volatility of market interest rates generally.

     In addition, some notes have a more limited trading market and experience more price volatility because they were designed for specific investment objectives or strategies. There may be a limited number of buyers when you decide to sell your notes. This may affect the price you receive for your notes or your ability to sell your notes at all. You should not purchase notes unless you understand and know you can bear all of the investment risks related to your notes.

EXCHANGE RATES AND EXCHANGE CONTROLS

     If you invest in notes the payment of which is determined with reference to a non-U.S. currency, there will be significant risks not associated with an investment in a debt security denominated and payable in U.S. dollars. These risks include the possibility of material changes in the exchange rate between U.S. dollars and your payment currency and the imposition or modification of exchange controls by the applicable governments. We have no control over the factors that generally affect these risks, such as economic, financial and political events and the supply and demand for the applicable currencies. Also, if payments on your non-U.S. currency notes are determined by reference to a formula containing a multiplier or leverage factor, the effect of any change in the exchange rates between the applicable currencies will be magnified. In recent years, exchange rates between certain currencies have been highly volatile, and volatility between these currencies or with other currencies may be expected in the future. Fluctuations between currencies in the past are not necessarily indicative, however, of fluctuations that may occur in the future. Depreciation of your payment currency would result in a decrease in:

     - the U.S. dollar equivalent yield of your non-U.S. currency notes;

     - the U.S. dollar equivalent value of the principal and any premium payable at maturity or earlier redemption of your non-U.S. currency notes; and

     - generally, in the U.S. dollar equivalent market value of your non-U.S. currency notes.

     Governmental exchange controls could affect exchange rates and the availability of your payment currency on a required payment date. Even if there are no exchange controls, it is possible that your payment currency will not be available on a required payment date due to circumstances beyond our control. In these cases, we will be allowed to satisfy our obligations on your foreign currency notes in U.S. dollars.

                         IMPORTANT CURRENCY INFORMATION

     You will be required to pay for your foreign currency-denominated notes in the specified currency. At the present time, there are limited facilities in the United States for the conversion of U.S. dollars into foreign currencies and vice versa, and commercial banks do not generally offer non-U.S. dollar checking or savings account facilities in the United States. The agent from or through which a foreign currency note is purchased may be prepared to arrange for the conversion of U.S. dollars into the specified currency in order to enable you to pay for your foreign currency note, provided that you make a request to that agent on or prior to the fifth Business Day (as defined herein) preceding the date of delivery of the particular foreign currency note, or by any other day determined by that agent. Each conversion will be made by an agent on the terms and subject to the conditions, limitations and charges as that agent may from time to time establish in accordance with its regular foreign exchange practices. You will be required to bear all costs of exchange in respect of your foreign currency note.

     If the applicable pricing supplement provides for any payments on a non-U.S. dollar-denominated note to be made in U.S. dollars, the conversion of the specified currency into U.S. dollars will be made by the Currency Determination Agent, based upon the exchange rate as determined by it based on the highest firm bid quotation of U.S. dollars received by it at approximately 11:00 a.m., New York City time, on the second Business Day preceding the payment date, based on bids solicited from three recognized foreign exchange dealers in New York City selected by it, one of which may be the Currency Determination Agent, for the specified currency payable on the payment date in respect of all notes denominated in that specified currency. The costs of such conversion will be borne by the holder of a note through deductions from such payments. If no such bid quotations are available, payments will be made in the specified currency unless that specified currency is unavailable due to the imposition of exchange controls or to other circumstances beyond the control of the Issuer of the notes, in which case payment will be made in U.S. dollars.

                      DESCRIPTION OF NOTES AND GUARANTEES

     Each time we offer and sell notes and guarantees, we will prepare a pricing supplement to this prospectus supplement and accompanying prospectus. The pricing supplement will include the specific terms of the notes and guarantees to which it relates and may include modifications of or additions to the more general terms described in this prospectus supplement and accompanying prospectus. Throughout the following discussion of the terms of the notes and guarantees, we will refer to various "specified" terms of the notes and guarantees, and, unless otherwise stated, those references mean the terms specified in the applicable pricing supplement and notes.

     THE FOLLOWING DESCRIPTION OF THE NOTES AND GUARANTEES WILL APPLY UNLESS OTHERWISE SPECIFIED IN AN APPLICABLE PRICING SUPPLEMENT.

TERMS OF THE NOTES

     The notes will be issued under an Indenture, as supplemented (the "Indenture"), among the Issuer, DaimlerChrysler Canada Finance Inc., DaimlerChrysler International Finance B.V., the Guarantor and JPMorgan Chase Bank, N.A., as trustee, which is more fully described in the accompanying prospectus. The Indenture does not limit the aggregate amount of debt securities that we may issue. We may issue debt securities under the Indenture from time to time in one or more series.

     The following summary of the material provisions of the Indenture, the notes and the guarantees is not complete and is qualified in its entirety by reference to the Indenture, a copy of which has been filed as an exhibit to the registration statement that includes this prospectus supplement and the accompanying prospectus. The notes are a single series of debt securities for purposes of the Indenture and are currently limited to an aggregate principal amount of up to $10,000,000,000, or, in the case of original issue discount notes and indexed notes, aggregate gross proceeds to the Issuer of up to $10,000,000,000. We may increase this limit, however, without the consent of any holders of the notes, by appropriate corporate action if in the future we wish to sell additional notes. If we sell other securities referred to in the accompanying prospectus, the amount of notes that we may offer and sell under this prospectus supplement may be reduced.

     We will offer the notes on a continuing basis. They will mature on a day nine months or more from the date of issue (the "stated maturity"), as selected by the purchaser and agreed to by us. Each interest-bearing note will bear interest at either a fixed or floating rate. Some notes may bear no interest or may bear interest at a rate substantially below prevailing market rates. In either situation, these notes may be issued at significant discounts from the principal amounts payable upon their Maturity. When we use the term "Maturity" with respect to any note, we mean the stated maturity of that note or any earlier date on which the principal (or an installment of principal) becomes due and payable as a result of:

     - mandatory redemption or our exercise of an option to redeem the note;

     - the noteholder's exercise of an option for early repayment of the note;

     - acceleration of the note in accordance with the Indenture; or

     - any other reason.

     We may change from time to time the interest rates, interest rate bases and other variable terms of the notes offered by this prospectus supplement, but no change will affect any note already issued or as to which we have accepted an offer to purchase. The interest rates we offer with respect to the notes may differ depending upon, among other things, the aggregate principal amount of notes purchased in any transaction. At any given time, we may offer notes with different interest rates or other variable terms to different investors. We may "reopen" a previous tranche of notes and issue additional notes of that tranche.

     Each note will be issued initially either in fully registered book-entry form or certificated form. Notes will be issued in denominations of $1,000 and any integral multiples of $1,000 in excess thereof, unless otherwise specified in the applicable pricing supplement. Certificated notes will not be exchangeable for book-entry notes and, except under the circumstances discussed below, book-entry notes will not be exchangeable for certificated notes and will not otherwise be issuable as certificated notes.

     JPMorgan Chase Bank, N.A. has been appointed as principal paying agent for purposes of the Indenture. We may at any time designate additional paying agents or rescind the designation of any paying agent.

     For purposes of the notes, "Business Day" means any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which commercial banks are authorized or required by law, regulation or executive order to close in The City of New York; provided, however, that, with respect to foreign currency notes, the day must also not be a day on which commercial banks are authorized or required by law, regulation or executive order to close in the Principal Financial Center (as defined below) of the country issuing the specified currency (or, if the specified currency is Euro, the day must also be a day on which the Trans-European Automated Real-Time Gross Settlement Express Transfer (TARGET) system is open); provided, further, that, with respect to notes as to which LIBOR is an applicable interest rate basis, the day must also be a London Business Day (as defined below).

     "London Business Day" means a day on which commercial banks are open for business (including dealings in the LIBOR Currency (as defined below)) in London.

     "LIBOR Currency" means the currency specified in the applicable pricing supplement as to which LIBOR shall be calculated or, if no currency is specified in the applicable pricing supplement, United States dollars.

     "Principal Financial Center" means, as applicable:

     - the capital city of the country issuing the specified currency; or

     - the capital city of the country to which the LIBOR Currency relates;

provided, however, that with respect to United States dollars, Australian dollars, Canadian dollars, Euro, South African rand and Swiss francs, the "Principal Financial Center" will be The City of New York, Sydney, Toronto, London, Johannesburg and Zurich, respectively.

STATUS OF NOTES

     The notes will constitute direct, unconditional, unsubordinated and unsecured obligations of the Issuer and will rank equally with each other series of debt securities issued in accordance with the Indenture and with all other present and future unsecured and unsubordinated indebtedness of the Issuer.

THE GUARANTEES

     Each of the notes will have the benefit of an unconditional guarantee (each, a "guarantee") as to payment of principal of (and premium, if any) and interest, if any, on the notes as and when the same shall become due and payable whether at stated maturity, by declaration of acceleration, call for redemption or otherwise. Under the terms of the guarantee, the Guarantor will be liable for the full amount of each payment under the notes. The guarantee will remain in effect until the entire principal of, and premium, if any, and interest, if any, on the notes have been paid in full. The guarantees will constitute direct, unconditional, unsubordinated and unsecured obligations of the Guarantor and will rank equally with all other unsecured and unsubordinated obligations of the Guarantor.

PAYMENT OF INTEREST AND PRINCIPAL

     We will make payments of principal, and premium, if any, and interest, if any, on notes in book-entry form denominated in U.S. dollars through the trustee to the depository or its nominee. Beneficial owners of these book-entry notes will be paid in accordance with the depository's and its participants' procedures in effect from time to time as described under "Description of Debt Securities and Guarantees -- Book-Entry System" in the accompanying prospectus.

     Unless otherwise specified in the applicable pricing supplement, payments of interest and, in the case of amortizing notes, principal, with respect to any certificated note, other than interest and, in the case of amortizing notes, principal payable at maturity, will be made by mailing a check to the holder at the address of the holder appearing on the security register for the notes on the applicable regular record date. At our option, all payments of interest and, in the case of amortizing notes, principal on the notes may be made by wire transfer of immediately available funds to an account at a bank located within the United States as designated by each holder not less than 15 calendar days prior to the applicable interest payment date. In the event that payment by wire is made in accordance with instructions of the holder, the wire transfer shall be deemed to constitute full and complete payment of that principal, premium and/or interest on the notes. Payment of the principal, premium, if any, and interest, if any, due with respect to any certificated note at maturity will be made in immediately available funds upon surrender of the note at the principal office of any paying agent with respect to those notes appointed by us accompanied by wire transfer instructions, provided that the certificated note is presented to the paying agent in time for the paying agent to make the payments in immediately available funds in accordance with its normal procedures.

INTEREST AND INTEREST RATES

     Each interest-bearing note will bear interest from and including the date of issue at the specified annual rate or, in the case of a floating rate note, pursuant to the specified interest rate basis, bases or formula, until the principal of the note is paid or made available for payment. Interest will be payable in arrears on each interest payment date and at Maturity. The first payment of interest on any note originally issued between a regular record date and the related interest payment date will be made on the interest payment date immediately following the next succeeding regular record date to the registered holder on the next succeeding regular record date. The regular record date will be the fifteenth calendar day, whether or not a Business Day, immediately preceding the related interest payment date.

  FIXED RATE NOTES

     Each fixed rate note will bear interest from and including the date of issue at the rate stated on the face of the note until the principal amount of the note is paid or made available for payment. Interest payments on fixed rate notes will equal the amount of interest accrued from and including the immediately preceding interest payment date in respect of which interest has been paid, or from and including the date of issue if no interest has been paid, with respect to the notes to, but excluding, the related interest payment date or Maturity, as the case may be. Unless otherwise specified in the applicable pricing supplement, interest on fixed rate notes will be computed on the basis of a 360-day year consisting of twelve 30-day months.

     Unless otherwise specified in the applicable pricing supplement, interest on fixed rate notes other than amortizing notes will be payable semiannually on June 15 and December 15 of each year and at Maturity. If any interest payment date or the Maturity of a fixed rate note falls on a day that is not a Business Day, the related payment of principal, premium, if any, or interest will be made on the next succeeding Business Day as if made on the date the payment was due, and no interest will accrue on that payment for the period from and after the interest payment date or Maturity, as the case may be, to the date of that payment on the next succeeding Business Day.

  FLOATING RATE NOTES

     Interest on floating rate notes will be determined by reference to the applicable interest rate basis or interest rate bases, which may be one or more of:

     - the CD Rate;

     - the CMT Rate;

     - the Commercial Paper Rate;

     - the Eleventh District Cost of Funds Rate;

     - the Federal Funds Open Rate;

     - the Federal Funds Rate;

     - LIBOR;

     - the Prime Rate;

     - the Treasury Rate; or

     - any other specified interest rate basis or interest rate formula.

     Each interest rate basis will be the rate determined by the calculation agent in accordance with the applicable provisions below. The interest rate in effect on a floating rate note for the period, if any, from and including the date of issue to but excluding the first Interest Reset Date (as defined below) will be the rate specified in the applicable pricing supplement (the "Initial Interest Rate"). Thereafter, the interest rate in effect on each day will be (1) if the day is an Interest Reset Date, the interest rate determined as of the Interest Determination Date (as defined below) immediately preceding such Interest Reset Date, or (2) if the day is not an Interest Reset Date, the interest rate determined as of the Interest Determination Date immediately preceding the most recent Interest Reset Date. Interest rate changes will take effect on the Interest Reset Dates.

     Interest Terms. Each applicable pricing supplement will specify certain terms of the floating rate note being delivered, including:

     - whether the floating rate note is

      - a "Regular Floating Rate Note";

      - an "Inverse Floating Rate Note"; or

      - a "Floating Rate/Fixed Rate Note" and, if so, the Fixed Rate Commencement Date (as defined below) and the Fixed Interest Rate (as defined below);

     - the interest rate basis, bases or formula;

     - the Interest Reset Dates;

     - the Initial Interest Rate;

     - the interest payment dates;

     - the period to maturity of the instrument or obligation with respect to which the interest rate basis or bases will be calculated (the "Index Maturity");

     - the Maximum Interest Rate (as defined below) and Minimum Interest Rate (as defined below), if any;

     - the number of basis points to be added to or subtracted from the related interest rate basis or bases (the "Spread");

     - the percentage by which the interest rate basis or bases will be multiplied to determine the applicable interest rate (the "Spread Multiplier");

     - if one or more of the specified interest rate bases is LIBOR, the LIBOR Currency and the Designated LIBOR Page (as defined below); and

     - if one of the specified interest rate bases is the CMT Rate, the specified CMT Moneyline Telerate Page and, if CMT Moneyline Telerate Page 7052, the specified average yield period.

     The interest rate borne by the floating rate notes will be determined as follows:

Regular Floating Rate Notes. Unless a floating rate note is designated as a Floating Rate/Fixed Rate Note, an Inverse Floating Rate Note or as having an Addendum attached or as having "Other Provisions" apply relating to a different interest rate formula, it will be a "Regular Floating Rate Note" and, except as described below or in an applicable pricing supplement, will bear interest at the rate determined by reference to the applicable interest rate basis or bases:

        - plus or minus the applicable Spread, if any; and/or

        - multiplied by the applicable Spread Multiplier, if any.

     Commencing on the first Interest Reset Date, the rate at which interest on a Regular Floating Rate Note will be payable will be reset as of each Interest Reset Date; provided, however, that the interest rate in effect for the period, if any, from the date of issue to the first Interest Reset Date will be the Initial Interest Rate.

     Floating Rate/Fixed Rate Notes. If a floating rate note is designated as a "Floating Rate/Fixed Rate Note", except as described below or in an applicable pricing supplement, it will bear interest at the rate determined by reference to the applicable interest rate basis or bases:

        - plus or minus the applicable Spread, if any; and/or

        - multiplied by the applicable Spread Multiplier, if any.

     Commencing on the first Interest Reset Date, the rate at which interest on the Floating Rate/Fixed Rate Note will be payable will be reset as of each Interest Reset Date; provided, however, that:

        - the interest rate in effect for the period, if any, from the date of issue to the first Interest Reset Date will be the Initial Interest Rate; and

        - the interest rate in effect commencing on, and including, the date on which interest begins to accrue on a fixed rate basis (the "Fixed Rate Commencement Date") will be the specified interest rate (the "Fixed Interest Rate") or, if no Fixed Interest Rate is specified, the interest rate in effect on the Floating Rate/Fixed Rate Note on the day immediately preceding the Fixed Rate Commencement Date, and such interest rate will continue in effect until Maturity of the note.

     Inverse Floating Rate Notes. If a floating rate note is designated as an "Inverse Floating Rate Note", except as described below or in an applicable pricing supplement, it will bear interest at the rate equal to the specified fixed interest rate minus the rate determined by reference to the applicable interest rate basis, bases or formula:

     - plus or minus the applicable Spread, if any; and/or

     - multiplied by the applicable Spread Multiplier, if any;

provided, however, that unless otherwise specified, the interest rate on the Inverse Floating Rate Note will not be less than zero percent. Commencing on the first Interest Reset Date, the rate at which interest on the Inverse Floating Rate Note will be payable will be reset as of each Interest Reset Date; provided, however, that the interest rate in effect for the period, if any, from the date of issue to the first Interest Reset Date will be the Initial Interest Rate.

     Interest Reset Dates. The applicable pricing supplement will specify the dates on which the interest rate on the applicable floating rate note will be reset (each, an "Interest Reset Date"). The Interest Reset Date will be, in the case of floating rate notes which reset:

     - daily -- each Business Day;

     - weekly -- the Wednesday of each week, with the exception of weekly reset floating rate notes as to which the Treasury Rate is an applicable interest rate basis, which will reset the Tuesday of each week, except as described below;

     - monthly -- the third Wednesday of each month, with the exception of monthly reset floating rate notes as to which the Eleventh District Cost of Funds Rate is an applicable interest rate basis, which will reset on the first calendar day of the month;

     - quarterly -- the third Wednesday of March, June, September and December of each year;

     - semiannually -- the third Wednesday of the two specified months of each year; and

     - annually -- the third Wednesday of the specified month of each year;

provided, however, that with respect to Floating Rate/Fixed Rate Notes, the interest rate will no longer reset after the Fixed Rate Commencement Date.

     If any Interest Reset Date falls on a day that is not a Business Day, it will be postponed to the next Business Day, except that in the case of a floating rate note as to which LIBOR is an applicable interest rate basis, if that Business Day falls in the next calendar month, then the Interest Reset Date will be advanced to the immediately preceding Business Day. In addition, in the case of a floating rate note for which the Treasury Rate is an applicable interest rate basis, if the Interest Determination Date falls on an Interest Reset Date, then the Interest Reset Date will be postponed to the next Business Day.

     Maximum and Minimum Interest Rates. A floating rate note may also have either or both of the following:

     - a maximum numerical limitation, or ceiling, on the rate at which interest may accrue during any period (a "Maximum Interest Rate"); and

     - a minimum numerical limitation, or floor, on the rate at which interest may accrue during any period (a "Minimum Interest Rate").

     In addition to any Maximum Interest Rate that may apply to a floating rate note, the interest rate on floating rate notes will in no event be higher than the maximum rate permitted by New York law, as the same may be modified by United States law of general application.

     Interest Payments. Each applicable pricing supplement will specify the dates on which interest will be payable. Each floating rate note will bear interest from and including the date of issue until the principal of the note is paid or made available for payment. Except as provided below or in the applicable pricing supplement, the interest payment dates with respect to floating rate notes will be, in the case of floating rate notes which reset:

     - daily, weekly or monthly -- the third Wednesday of each month or the third Wednesday of March, June, September and December of each year, as specified;

     - quarterly -- the third Wednesday of March, June, September and December of each year;

     - semiannually -- the third Wednesday of the two specified months of each year;

     - annually -- the third Wednesday of the specified month of each year; and

     - at Maturity.

     If any interest payment date for any floating rate note, other than an interest payment date at Maturity, falls on a day that is not a Business Day, the interest payment date will be postponed to the next Business Day, except that, in the case of a floating rate note as to which LIBOR is an applicable interest rate basis, if that Business Day falls in the next calendar month, then the interest payment date will be advanced to the immediately preceding Business Day. If the Maturity of a floating rate note falls on a day that is not a Business Day, we will make the required payment of principal, premium, if any, and interest on the next Business Day, and no interest on such payment will accrue for the period from and after the Maturity.

     All percentages resulting from any calculation on floating rate notes will be rounded to the nearest one hundred-thousandth of a percentage point, with five one-millionths of a percentage point rounded upward. For example, 5.876545%, or .05876545, would be rounded to 5.87655%, or .0587655. All currency amounts used in or resulting from any calculation on floating rate notes will be rounded, in the case of U.S. dollars, to the nearest cent or, in the case of a foreign currency, to the nearest unit (with one-half cent or unit being rounded upward).

     Interest payments on floating rate notes will equal the amount of interest accrued from and including the immediately preceding interest payment date in respect of which interest has been paid, or from and including the date of issue if no interest has been paid, to but excluding the related interest payment date or Maturity.

     With respect to each floating rate note, accrued interest is calculated by multiplying its face amount by an accrued interest factor. The accrued interest factor is computed by adding the interest factors calculated for each day in the period for which accrued interest is being calculated.

     - In the case of notes for which the interest rate basis is the CD Rate, the Commercial Paper Rate, the Eleventh District Cost of Funds Rate, the Federal Funds Open Rate, the Federal Funds Rate, LIBOR or the Prime Rate, the interest factor for each day will be computed by dividing the interest rate applicable to each day by 360.

     - In the case of notes for which the interest rate basis is the CMT Rate or the Treasury Rate, the interest factor for each day will be computed by dividing the interest rate applicable to each day by the actual number of days in the year.

     - The interest factor for notes for which the interest rate is calculated with reference to two or more interest rate bases will be calculated in each period in the same manner as if only the applicable interest rate basis specified in the applicable pricing supplement applied.

     Interest Determination Dates. The interest rate applicable to each interest period commencing on the Interest Reset Date with respect to that interest period will be determined by reference to the applicable interest rate basis as of the applicable "Interest Determination Date", which will be:

     - with respect to the Federal Funds Open Rate, the Federal Funds Rate and the Prime Rate -- the Business Day preceding the related Interest Reset Date;

     - with respect to the CD Rate, the CMT Rate and the Commercial Paper Rate -- the second Business Day preceding the related Interest Reset Date;

     - with respect to the Eleventh District Cost of Funds Rate -- the last working day of the month preceding the month in which the related Interest Reset Date falls on which the Federal Home Loan Bank of San Francisco publishes the Index, as defined below;

     - with respect to LIBOR -- the second London Business Day preceding the related Interest Reset Date; and

     - with respect to the Treasury Rate -- the day in the week in which the related Interest Reset Date falls on which direct obligations of the United States ("Treasury Bills") are normally auctioned. Treasury Bills are normally sold at auction on Monday of each week, unless that day is a legal holiday, in which case the auction is normally held on the following Tuesday, except that the auction may be held on the preceding Friday; provided, however, that if an auction is held on the Friday of the week preceding the Interest Reset Date, the related Interest Determination Date will be that Friday. If the auction is held on the following Tuesday or any other Interest Reset Date, then the Interest Reset Date that otherwise would have been on that day will be postponed to the next Business Day. If no auction is held for a particular week, the Interest Determination Date pertaining to the Interest Reset Date occurring in that week will be the first Business Day of that week.

     The Interest Determination Date applicable to a floating rate note the interest rate of which is determined by reference to two or more interest rate bases will be the latest Business Day which is at least two Business Days before the related Interest Reset Date on which each interest rate basis is determinable. Each interest rate basis will be determined on the Interest Determination Date, and the applicable interest rate will take effect on the related Interest Reset Date.

     Calculation Agent and Calculation Date. JPMorgan Chase Bank, N.A. will be the calculation agent. Upon the request of the holder of any floating rate note, the calculation agent will provide the interest rate then in effect and, if determined, the interest rate that will become effective as a result of a determination made for the next Interest Reset Date with respect to that floating rate note. The calculation date, if applicable, pertaining to any Interest Determination Date will be the earlier of:

     - the tenth calendar day after the applicable Interest Determination Date, or, if the tenth calendar day is not a Business Day, the next Business Day; or

     - the Business Day preceding the applicable interest payment date or Maturity, as the case may be.

     CD Rate. CD Rate Notes will bear interest at rates calculated with reference to the CD Rate and the specified Spread and/or Spread Multiplier, if any. CD Rate Notes, like other notes, are not deposit obligations of a bank and are not insured by the Federal Deposit Insurance Corporation.

     "CD Rate" means:

     (1) the rate on the applicable Interest Determination Date for negotiable United States dollar certificates of deposit having the specified Index Maturity, as published in H.15(519) (as defined below) opposite the caption "CDs (secondary market)"; or

     (2) if the rate referred to in clause (1) is not so published by 3:00 P.M., New York City time, on the related calculation date, the rate on the applicable Interest Determination Date for negotiable United States dollar certificates of deposit having the specified Index Maturity, as published in H.15 Daily Update (as defined below), or such other recognized electronic source used for the purpose of displaying the applicable rate, opposite the caption "CDs (secondary market)"; or

     (3) if the rate referred to in clause (2) is not so published by 3:00 P.M., New York City time, on the related calculation date, the rate calculated by the calculation agent as the arithmetic mean of the secondary market offered rates for Negotiable CDs (as defined below), as quoted as of 10:00 A.M., New York City time, on the applicable Interest Determination Date by three leading non-bank dealers in negotiable United States dollar certificates of deposit in The City of New York (which may include one or more of the agents or one or more of their affiliates) selected by the calculation agent; or

     (4) if one or more of the dealers selected by the calculation agent are not quoting as mentioned in clause (3), the rate in effect on the applicable Interest Determination Date.

     "Negotiable CDs" means negotiable United States dollar certificates of deposit of major United States money market banks with a remaining maturity closest to the specified Index Maturity and in an amount that is representative for a single transaction in that market at that time.

     "H.15(519)" means the weekly statistical release designated as H.15(519), available through the world-wide-web site of the Board of Governors of the Federal Reserve System at http://www.federalreserve.gov/ releases/h15/current, or any successor site or publication.

     "H.15 Daily Update" means the daily update of H.15(519), available through the world-wide-web site of the Board of Governors of the Federal Reserve System at http://www.federalreserve.gov/releases/h15/ update, or any successor site or publication.

     CMT Rate. CMT Rate Notes will bear interest at rates calculated with reference to the CMT Rate and the specified Spread and/or Spread Multiplier, if any.

     "CMT Rate" means:

     (1) if CMT Moneyline Telerate Page 7051 is specified:

        (a) the percentage equal to the yield for United States Treasury securities at "constant maturity" having the specified Index Maturity as published in H.15(519) opposite the caption "Treasury constant maturities", as the yield is displayed on Moneyline Telerate, or any successor service, on page 7051, or any other page as may replace page 7051 on that service ("Moneyline Telerate Page 7051"), for the applicable Interest Determination Date; or

        (b) if the rate referred to in clause 1(a) is no longer displayed on Moneyline Telerate Page 7051 or is not so displayed by 3:00 P.M., New York City time, on the related calculation date, the percentage equal to the yield for United States Treasury securities at "constant maturity" having the specified Index Maturity and for the applicable Interest Determination Date as published in H.15(519) opposite the caption "Treasury constant maturities"; or

        (c) if the rate referred to in clause 1(b) is no longer published or is not published by 3:00 P.M., New York City time, on the related calculation date, the rate on the applicable Interest Determination Date for the period of the specified Index Maturity as may then be published by either the Federal Reserve System Board of Governors or the United States Department of the Treasury that the calculation agent determines to be comparable to the rate which would otherwise have been published in H.15(519); or

        (d) if the rate referred to in clause 1(c) is not so published by 3:00 P.M., New York City time, on the related calculation date, the rate calculated by the calculation agent as a yield to maturity based on the arithmetic mean of the secondary market bid prices at approximately 3:30 P.M., New York City time, on the applicable Interest Determination Date of three leading primary United States government securities dealers in The City of New York, which may include one or more of the agents or one or more of their affiliates (each, a "Reference Dealer"), selected by the calculation agent from five Reference Dealers selected by the calculation agent and eliminating the highest quotation or, in the event of equality, one of the highest, and the lowest quotation or, in the event of equality, one of the lowest, for United States Treasury securities with an original maturity equal to the specified Index Maturity, a remaining term to maturity no more than one year shorter than that Index Maturity and in a principal amount that is representative for a single transaction in the securities in that market at that time; or

        (e) if fewer than five but more than two of the prices referred to in clause 1(d) are provided as requested, the rate calculated by the calculation agent as a yield to maturity based on the arithmetic mean of the bid prices obtained pursuant to clause 1(d) and neither the highest nor the lowest of the quotations will be eliminated; or

        (f) if fewer than three of the prices referred to in clause 1(d) are provided as requested, the rate calculated by the calculation agent as a yield to maturity based on the arithmetic mean of the secondary market bid prices as of approximately 3:30 P.M., New York City time, on the applicable Interest Determination Date of three Reference Dealers selected by the calculation agent from five Reference Dealers selected by the calculation agent and eliminating the highest quotation or, in the event of equality, one of the highest, and the lowest quotation or, in the event of equality, one of the lowest, for United States Treasury securities with an original maturity greater than the specified Index Maturity, a remaining term to maturity closest to that Index Maturity and in a principal amount that is representative for a single transaction in the securities in that market at that time; or

        (g) if fewer than five but more than two of the prices referred to in clause 1(f) are provided as requested, the rate calculated by the calculation agent as a yield to maturity based on the arithmetic mean of the bid prices obtained pursuant to clause 1(f) and neither the highest nor the lowest of the quotations will be eliminated; or

        (h) if fewer than three of the prices referred to in clause 1(f) are provided as requested, the rate in effect on the applicable Interest Determination Date.

     (2) if CMT Moneyline Telerate Page 7052 is specified:

        (a) the percentage equal to the specified one-week or one-month average yield for United States Treasury securities at "constant maturity" having the specified Index Maturity as published in H.15(519) opposite the caption "Treasury constant maturities", as the yield is displayed on Moneyline Telerate, or any successor service, on page 7052, or any other page as may replace page 7052 on that service ("Moneyline Telerate Page 7052"), for the week or month, as applicable, ended immediately preceding the week or month, as applicable, in which the applicable Interest Determination Date falls; or

        (b) if the rate referred to in clause 2(a) is no longer displayed on Moneyline Telerate Page 7052 or is not so displayed by 3:00 P.M., New York City time, on the related calculation date, the percentage equal to the specified one-week or one-month average yield for United States Treasury securities at "constant maturity" having the specified Index Maturity as published in H.15(519) opposite the caption "Treasury constant maturities" for the week or month, as applicable, ended immediately preceding the week or month, as applicable, in which the applicable Interest Determination Date falls; or

        (c) if the rate referred to in clause 2(b) is no longer published or is not published by 3:00 P.M., New York City time, on the related calculation date, the specified one-week or one-month average yield for United States Treasury securities at "constant maturity" having the specified Index Maturity as otherwise announced by the Federal Reserve Bank of New York for the week or month, as applicable, ended immediately preceding the week or month, as applicable, in which the applicable Interest Determination Date falls; or

        (d) if the rate referred to in clause 2(c) is not so published by 3:00 P.M., New York City time, on the related calculation date, the rate calculated by the calculation agent as a yield to maturity based on the arithmetic mean of the secondary market bid prices at approximately 3:30 P.M., New York City time, on the applicable Interest Determination Date of three Reference Dealers selected by the calculation agent from five Reference Dealers selected by the calculation agent and eliminating the highest quotation or, in the event of equality, one of the highest, and the lowest quotation or, in the event of equality, one of the lowest, for United States Treasury securities with an original maturity equal to the specified Index Maturity, a remaining term to maturity no more than one year shorter than that Index Maturity and in a principal amount that is representative for a single transaction in the securities in that market at that time; or

        (e) if fewer than five but more than two of the prices referred to in clause 2(d) are provided as requested, the rate calculated by the calculation agent as a yield to maturity based on the arithmetic mean of the bid prices obtained pursuant to clause 2(d) and neither the highest nor the lowest of the quotations will be eliminated; or

        (f) if fewer than three of the prices referred to in clause 2(d) are provided as requested, the rate calculated by the calculation agent as a yield to maturity based on the arithmetic mean of the secondary market bid prices as of approximately 3:30 P.M., New York City time, on the applicable Interest Determination Date of three Reference Dealers selected by the calculation agent from five Reference Dealers selected by the calculation agent and eliminating the highest quotation or, in the event of equality, one of the highest, and the lowest quotation or, in the event of equality, one of the lowest, for United States Treasury securities with an original maturity longer than the specified Index Maturity, a remaining term to maturity closest to that Index Maturity and in a principal amount that is representative for a single transaction in the securities in that market at that time; or

        (g) if fewer than five but more than two of the prices referred to in clause 2(f) are provided as requested, the rate calculated by the calculation agent as a yield to maturity based on the arithmetic mean of the bid prices obtained pursuant to clause 2(f) and neither the highest nor the lowest of the quotations will be eliminated; or

        (h) if fewer than three of the prices referred to in clause 2(f) are provided as requested, the rate in effect on the applicable Interest Determination Date.

     If two United States Treasury securities with an original maturity greater than the specified Index Maturity have remaining terms to maturity equally close to the specified Index Maturity, the quotations for the United States Treasury security with the shorter original term to maturity will be used.

     Commercial Paper Rate. Commercial Paper Rate Notes will bear interest at rates calculated with reference to the Commercial Paper Rate and the specified Spread and/or Spread Multiplier, if any.

     "Commercial Paper Rate" means:

     (1) the rate calculated by the calculation agent as the Money Market Yield (as defined below) on the applicable Interest Determination Date of the rate for commercial paper having the specified Index Maturity, as published in H.15(519) opposite the caption "Commercial paper/Nonfinancial"; or

     (2) if the rate described in clause (1) is not so published by 3:00 P.M., New York City time, on the related calculation date, the rate calculated by the calculation agent as the Money Market Yield on the applicable Interest Determination Date of the rate for commercial paper having the specified Index Maturity, as published in H.15 Daily Update, or such other recognized electronic source used for the purpose of displaying the applicable rate, opposite the caption "Commercial paper/ Nonfinancial"; or

     (3) if the rate referred to in clause (2) is not so published by 3:00 P.M., New York City time, on the related calculation date, the rate calculated by the calculation agent as the Money Market Yield of the arithmetic mean of the offered rates for commercial paper having the specified Index Maturity placed for industrial issuers whose bond rating is "Aa", or the equivalent, from a nationally recognized statistical rating organization, as quoted as of approximately 11:00 A.M., New York City time, on the applicable Interest Determination Date by three leading dealers of United States dollar commercial paper in The City of New York (which may include one or more of the agents or one or more of their affiliates) selected by the calculation agent; or

     (4) if one or more of the dealers selected by the calculation agent are not quoting as mentioned in clause (3), the rate in effect on the applicable Interest Determination Date.

     "Money Market Yield" means a yield calculated in accordance with the following formula and expressed as a percentage:

                         D X 360
Money Market Yield =  -------------  X 100
                       360-(D X M)

where "D" refers to the applicable annual rate for commercial paper quoted on a bank discount basis and expressed as a decimal, and "M" refers to the actual number of days in the interest period for which interest is being calculated.

     Eleventh District Cost of Funds Rate. Eleventh District Cost of Funds Rate Notes will bear interest at rates calculated with reference to the Eleventh District Cost of Funds Rate and the specified Spread and/or Spread Multiplier, if any.

     "Eleventh District Cost of Funds Rate" means:

     (1) the rate equal to the monthly weighted average cost of funds for the calendar month preceding the month in which the applicable Interest Determination Date falls as set forth under the caption "11th District" on the display on Moneyline Telerate, or any successor service, on page 7058 or any other page as may replace that page on that service ("Moneyline Telerate Page 7058") as of 11:00 A.M., San Francisco time, on the applicable Interest Determination Date; or

     (2) if the rate referred to in clause (1) does not appear on Moneyline Telerate Page 7058 as of 11:00 A.M., San Francisco time, on the related Interest Determination Date, the rate equal to the monthly weighted average cost of funds paid by member institutions of the Eleventh Federal Home Loan Bank District that was most recently announced (the "Index") by the Federal Home Loan Bank of San Francisco as such cost of funds for the calendar month preceding the month in which the applicable Interest Determination Date falls; or

     (3) if the Federal Home Loan Bank of San Francisco fails to announce the Index for the calendar month preceding the month in which the applicable Interest Determination Date falls on or before the applicable Interest Determination Date, the rate in effect on the applicable Interest Determination Date.

     Federal Funds Open Rate. Federal Funds Open Rate Notes will bear interest at rates calculated with reference to the Federal Funds Open Rate and the specified Spread and/or Spread Multiplier, if any.

     "Federal Funds Open Rate" means:

     (1) the opening rate on the applicable Interest Determination Date for United States dollar federal funds as displayed under the heading "Federal Funds" and opposite the caption "Open" on Moneyline Telerate, or any successor service, on page 5 or any other page as may replace that page on that service ("Moneyline Telerate Page 5"); or

     (2) if the rate referred to in clause (1) does not appear on Moneyline Telerate Page 5 by 3:00 P.M., New York City time, on the related calculation date, the opening rate on the applicable Interest Determination Date for United States dollar federal funds as displayed on the FEDFOPEN Index on Bloomberg, which is the Fed Funds Opening Rate as reported by Garban Capital Markets (or a successor) on Bloomberg; or

     (3) if the rate referred to in clause (2) does not appear on FEDFOPEN Index on Bloomberg by 3:00 P.M., New York City time, on the related calculation date, the rate calculated by the calculation agent as the arithmetic mean of the rates for the last transaction in overnight U.S. dollar federal funds arranged before 9:00 A.M., New York City time, on the applicable Interest Determination Date by three leading brokers of United States dollar federal funds transactions in The City of New York (which may include one or more of the agents or one or more of their affiliates) selected by the calculation agent; or

     (4) if one or more of the brokers selected by the calculation agent are not quoting as mentioned in clause (3), the rate in effect on the applicable Interest Determination Date.

     Federal Funds Rate. Federal Funds Rate Notes will bear interest at rates calculated with reference to the Federal Funds Rate and the specified Spread and/or Spread Multiplier, if any.

     "Federal Funds Rate" means:

     (1) the rate on the applicable Interest Determination Date for United States dollar federal funds as published in H.15(519) opposite the caption "Federal funds (effective)", as displayed on Moneyline Telerate, or any successor service, on page 120 or any other page as may replace that page on that service ("Moneyline Telerate Page 120"); or

     (2) if the rate referred to in clause (1) does not appear on Moneyline Telerate Page 120 or is not so published by 3:00 P.M., New York City time, on the related calculation date, the rate on the applicable Interest Determination Date for United States dollar federal funds as published in H.15 Daily Update, or such other recognized electronic source used for the purpose of displaying the applicable rate, opposite the caption "Federal funds (effective)"; or

     (3) if the rate referred to in clause (2) is not so published by 3:00 P.M., New York City time, on the related calculation date, the rate calculated by the calculation agent as the arithmetic mean of the rates for the last transaction in overnight United States dollar federal funds arranged before 9:00 A.M., New York City time, on the applicable Interest Determination Date by three leading brokers of United States dollar federal funds transactions in The City of New York (which may include one or more of the agents or one or more of their affiliates) selected by the calculation agent; or

     (4) if one or more of the brokers selected by the calculation agent are not quoting as mentioned in clause (3), the rate in effect on the applicable Interest Determination Date.

     LIBOR. LIBOR Notes will bear interest at rates calculated with reference to LIBOR and the specified Spread and/or Spread Multiplier, if any.

     "LIBOR" means:

     (1) if "LIBOR Moneyline Telerate" is specified, or if neither "LIBOR Reuters" nor "LIBOR Moneyline Telerate" is specified, LIBOR will be the rate for deposits in the LIBOR Currency having the specified Index Maturity, commencing on the related Interest Reset Date, that appears on the Designated LIBOR Page (as defined below) as of 11:00 A.M., London time, on the applicable Interest Determination Date; or

     (2) if "LIBOR Reuters" is specified, LIBOR will be the rate calculated by the calculation agent as the arithmetic mean of the offered rates, or the offered rate if the Designated LIBOR Page by its terms provides only for a single rate, for deposits in the LIBOR Currency having the specified Index Maturity, commencing on the related Interest Reset Date, that appear or appears, as the case may be, on the Designated LIBOR Page as of 11:00 A.M., London time, on the applicable Interest Determination Date; or

     (3) if, in the case of clause (1), no offered rate appears on the Designated LIBOR Page, or if, in the case of clause (2), fewer than two offered rates appear on the Designated LIBOR Page (and the Designated LIBOR Page, by its terms, does not provide only for a single rate), the rate calculated by the calculation agent as the arithmetic mean of at least two offered quotations obtained by the calculation agent after requesting the principal London offices of each of four major reference banks in the London interbank market (which may include one or more of the agents or one or more of their affiliates) to provide the calculation agent with its offered quotation for deposits in the LIBOR Currency having the specified Index Maturity, commencing on the related Interest Reset Date, to prime banks in the London interbank market at approximately 11:00 A.M., London time, on the applicable Interest Determination Date and in a principal amount that is representative for a single transaction in the LIBOR Currency in that market at that time; or

     (4) if fewer than two offered quotations referred to in clause (3) are so provided, the rate calculated by the calculation agent as the arithmetic mean of the rates quoted at approximately 11:00 A.M., in the applicable Principal Financial Center, on the applicable Interest Determination Date by three major banks in that Principal Financial Center (which may include one or more of the agents or one or more of their affiliates) selected by the calculation agent for loans in the LIBOR Currency to leading European banks, having the specified Index Maturity, commencing on the related Interest Reset Date, and in a principal amount that is representative for a single transaction in the LIBOR Currency in that market at that time; or

     (5) if one or more of the banks so selected by the calculation agent are not quoting as mentioned in clause (4), the rate in effect on the applicable Interest Determination Date.

     "Designated LIBOR Page" means either:

     - if "LIBOR Moneyline Telerate" is specified, or neither "LIBOR Reuters" nor "LIBOR Moneyline Telerate" is specified, the display on Moneyline Telerate, or any successor service, on the specified page or any page as may replace the specified page on that service for the purpose of displaying the London interbank rates of major banks for the LIBOR Currency; or

     - if "LIBOR Reuters" is specified, the display on the Reuters Monitor Money Rates Service, or any successor service, on the specified page or any page as may replace the specified page on that service for the purpose of displaying the London interbank rates of major banks for the LIBOR Currency.

     Prime Rate. Prime Rate Notes will bear interest at rates calculated with reference to the Prime Rate and the specified Spread and/or Spread Multiplier, if any.

     "Prime Rate" means:

     (1) the rate on the applicable Interest Determination Date as published in H.15(519) opposite the caption "Bank prime loan"; or

     (2) if the rate referred to in clause (1) is not so published by 3:00 P.M., New York City time, on the related calculation date, the rate on the applicable Interest Determination Date published in H.15 Daily Update, or such other recognized electronic source used for the purpose of displaying the applicable rate, opposite the caption "Bank prime loan"; or

     (3) if the rate referred to in clause (2) is not so published by 3:00 P.M., New York City time, on the related calculation date, the rate calculated by the calculation agent as the arithmetic mean of the rates of interest publicly announced by each bank (which may include one or more of the agents or one or more of their affiliates) that appears on the Reuters Screen US PRIME 1 Page (as defined below) as such bank's prime rate or base lending rate as of 11:00 A.M., New York City time, on the applicable Interest Determination Date; or

     (4) if, in the case of clause (3), fewer than four rates appear on the Reuters Screen US PRIME 1 Page by 3:00 P.M., New York City time, on the related calculation date, the rate calculated by the calculation agent as the arithmetic mean of the prime rates or base lending rates quoted on the basis of the actual number of days in the year divided by a 360-day year as of the close of business on the applicable Interest Determination Date by three major banks in The City of New York (which may include one or more of the agents or one or more of their affiliates) selected by the calculation agent; or

     (5) if one or more of the banks selected by the calculation agent are not quoting as mentioned in clause (4), the rate in effect on the applicable Interest Determination Date.

     "Reuters Screen US PRIME 1 Page" means the display on the Reuters Monitor Money Rates Service, or any successor service, on the "US PRIME 1" page or such other page as may replace that page on that service for the purpose of displaying prime rates or base lending rates of major United States banks.

     Treasury Rate. Treasury Rate Notes will bear interest at rates calculated with reference to the Treasury Rate and the specified Spread and/or Spread Multiplier, if any.

     "Treasury Rate" means:

     (1) the rate from the auction held on the applicable Interest Determination Date (the "Auction") of Treasury Bills having the specified Index Maturity which appears under the caption "INVESTMENT RATE" on the display on Moneyline Telerate, or any successor service, on page 56 or any other page as may replace page 56 on that service ("Moneyline Telerate Page 56") or page 57 or any other page as may replace page 57 on that service ("Moneyline Telerate Page 57"); or

     (2) if the rate described in clause (1) is not so published by 3:00 P.M., New York City time, on the related calculation date, the rate calculated by the calculation agent as the Bond Equivalent Yield (as defined below) of the rate from the Auction of Treasury Bills having the specified Index Maturity, as published in H.15 Daily Update, or such other recognized electronic source used for the purpose of displaying the applicable rate, opposite the caption "U.S. government securities/Treasury bills/Auction high"; or

     (3) if the rate described in clause (2) is not so published by 3:00 P.M., New York City time, on the related calculation date, the rate calculated by the calculation agent as the Bond Equivalent Yield of the rate from the Auction of Treasury Bills having the specified Index Maturity as announced by the United States Department of the Treasury; or

     (4) if the rate referred to in clause (3) is not announced by the United States Department of the Treasury by 3:00 P.M., New York City time, on the related calculation date, or if the Auction is not held, the rate calculated by the calculation agent as the Bond Equivalent Yield of the rate on the applicable Interest Determination Date of Treasury Bills having the specified Index Maturity, as published in H.15(519) opposite the caption "U.S. government securities/Treasury bills(secondary market)"; or

     (5) if the rate referred to in clause (4) is not so published by 3:00 P.M., New York City time, on the related calculation date, the rate calculated by the calculation agent as the Bond Equivalent Yield of the rate on the applicable Interest Determination Date of Treasury Bills having the specified Index Maturity, as published in H.15 Daily Update, or such other recognized electronic source used for the purpose of displaying the applicable rate, opposite the caption "U.S. government securities/Treasury bills (secondary market)"; or

     (6) if the rate referred to in clause (5) is not so published by 3:00 P.M., New York City time, on the related calculation date, the rate calculated by the calculation agent as the Bond Equivalent Yield of the arithmetic mean of the secondary market bid rates for the issue of Treasury Bills with a remaining maturity closest to the specified Index Maturity, as quoted as of approximately 3:30 P.M., New York City time, on the applicable Interest Determination Date by three primary United States government securities dealers in The City of New York (which may include one or more of the agents or one or more of their affiliates) selected by the calculation agent; or

     (7) if one or more of the dealers selected by the calculation agent are not quoting as mentioned in clause (6), the rate in effect on the applicable Interest Determination Date.

     "Bond Equivalent Yield" means a yield calculated in accordance with the following formula and expressed as a percentage:

                             D X N
Bond Equivalent Yield =  -------------  X 100
                          360-(D X M)

where "D" refers to the applicable annual rate for Treasury Bills quoted on a bank discount basis and expressed as a decimal, "N" refers to 365 or 366, as the case may be, and "M" refers to the actual number of days in the interest period for which interest is being calculated.

ORIGINAL ISSUE DISCOUNT NOTES

     We may from time to time notes at a price less than their redemption price at Maturity, resulting in the applicable notes being treated as if they were issued with original issue discount for federal income tax purposes ("Original Issue Discount Notes"). Original Issue Discount Notes may currently pay no interest or interest at a rate which at the time of issuance is below market rates. Additional considerations relating to any Original Issue Discount Notes will be specified in the applicable pricing supplement.

INDEXED NOTES

     We may from time to time offer notes ("Indexed Notes") with the amount of principal, premium and/or interest payable in respect thereof to be determined with reference to the price or prices, yield or value of one or more specified commodities or securities, to any statistical measure of economic or financial performance, including, without limitation, any currency, consumer price or mortgage index, or to other items, in each case as specified in the applicable pricing supplement. In certain cases, holders of Indexed Notes may receive a principal payment at Maturity that is greater than or less than the principal amount of such Indexed Notes, depending upon the relative value on the date of Maturity of the specified indexed item. Information as to the method for determining the amount of principal, premium, if any, and/or interest, if any, payable in respect of Indexed Notes, certain historical information with respect to the specified indexed item and any material tax considerations associated with an investment in Indexed Notes will be specified in the applicable pricing supplement. See also "Risk Factors".

DUAL CURRENCY NOTES

     We may from time to time offer notes as to which we have a one-time option, exercisable on any one of the dates specified in the applicable pricing supplement, of making all payments of principal, and premium, if any, and interest, if any in an optional currency other than the original specified currency of those notes ("Dual Currency Notes"), specified in the applicable pricing supplement. The pricing supplement for each issuance of Dual Currency Notes will specify, among other things, the original specified currency, the optional payment currency, the designated exchange rate, the option election dates and the interest payment dates for the Dual Currency Notes. The amounts payable and the method for calculating all amounts in respect of Dual Currency Notes and any additional terms and conditions of those notes will be specified in the applicable pricing supplement.

AMORTIZING NOTES

     Amortizing Notes are fixed rate notes for which payments combining principal and interest are made in installments over the life of the note ("Amortizing Notes"). Interest on each Amortizing Note will be computed as specified in the applicable pricing supplement. Unless otherwise specified in the applicable pricing supplement, payments with respect to Amortizing Notes will be applied first to interest due and payable thereon and then to the reduction of the unpaid principal amount. Further information concerning additional terms and conditions of any issue of Amortizing Notes will be provided in the applicable pricing supplement. A table, formula or formulae setting forth repayment information in respect of each Amortizing Note will be included in the applicable pricing supplement and set forth on those notes.

INTEREST RATE RESET

     If we have the option with respect to any note to reset the interest rate, in the case of a fixed rate note, or to reset the Spread and/or Spread Multiplier, in the case of a floating rate note, the applicable pricing supplement relating to that note will provide details of that option including,
(a) the date or dates on which the interest rate or the Spread and/or Spread Multiplier, as applicable, may be reset (each, an "Optional Reset Date") and (b) the basis or formula, if any, for the resetting.

     Unless otherwise specified in the applicable pricing supplement, we may exercise the option by notifying the paying agent of our exercise at least 45 but not more than 60 days prior to an Optional Reset Date for the applicable note. Not later than 40 days prior to the Optional Reset Date, the paying agent will mail to the holder of the note a notice (the "Reset Notice"), first class, postage prepaid, setting forth:

     (1) our election to reset the interest rate or the Spread and/or Spread Multiplier, as applicable;

     (2) the new interest rate or the new Spread and/or Spread Multiplier, as the case may be; and

     (3) the provisions, if any, for redemption during the period from the Optional Reset Date to the next Optional Reset Date or, if there is no next Optional Reset Date, to the stated maturity of the note (each period, an "Optional Reset Interest Period"), including the date or dates on which, or the period or periods during which, and the price or prices at which, a redemption may occur during the Optional Reset Interest Period.

     Notwithstanding the foregoing, unless otherwise specified in the applicable pricing supplement, not later than 20 days prior to an Optional Reset Date for a note, we may, at our option, revoke the interest rate in the case of a fixed rate note, or the Spread and/or Spread Multiplier, in the case of a floating rate note, in either case provided for in the Reset Notice and establish a higher interest rate, or a higher Spread and/or Spread Multiplier, as applicable, for the subsequent interest period commencing on the Optional Reset Date by mailing or causing the paying agent to mail notice of that higher interest rate or higher Spread and/or Spread Multiplier, as the case may be, first class, postage prepaid, to the holder of the note. The notice shall be irrevocable. All notes with respect to which the interest rate or Spread and/or Spread Multiplier is reset on an Optional Reset Date will bear the higher interest rate, in the case of a fixed rate note, or higher Spread and/or Spread Multiplier, in the case of a floating rate note.

     Unless otherwise specified in the applicable pricing supplement, if we elect to reset the interest rate or the Spread and/or Spread Multiplier of a note, the holder of that note will have the option to elect repayment of the note by us on any Optional Reset Date at a price equal to the principal amount thereof plus any accrued interest to the applicable Optional Reset Date. In order for a note to be repaid on an Optional Reset Date on which the interest rate is reset, the holder must follow the procedures set forth below under "-- Redemption at the Option of the Holder; Repayment" for optional repayment, except that the period for delivery of the Note or notification to the paying agent with respect to the note shall be at least 25 but not more than 35 days prior to the applicable Optional Reset Date and except that a holder who has tendered a note for repayment pursuant to a Reset Notice may, by written notice to the paying agent, revoke any such tender for repayment until 5:00 p.m., New York City time, on the tenth day, whether or not a Business Day, prior to the applicable Optional Reset Date.

EXTENDIBLE NOTES

     We may from time to time offer notes whose interest rate or interest rate formula may be extended on specified dates and which may be subject to repayment at certain times at the option of the holder or to redemption at certain times at our option ("Extendible Notes"). The applicable pricing supplement will indicate whether we have the option to extend the maturity of the note for one or more periods up to but not beyond a date set forth in such pricing supplement (the "Final Extended Maturity Date"). If we have that option with respect to any notes, the applicable procedures will be specified in the pricing supplement.

     Unless otherwise specified in the applicable pricing supplement, the Extendible Notes will be repayable in whole or in part on the day immediately following the end of the initial interest period, as specified in the applicable pricing supplement, and on the day immediately following the end of each Extension Period, at the option of the Holder, at 100% of the principal amount to be repaid, in each case plus accrued interest, if any, to the repayment date. The applicable pricing supplement will specify the procedures that must be followed in order to effect a repayment. Unless otherwise specified in the applicable pricing supplement, an "Extension Period" will be a period of one or more whole calendar periods, such as weeks, months or years, commencing on the day following the last day of the initial interest period or any subsequent Extension Period.

RENEWABLE NOTES

     The applicable pricing supplement will indicate whether a note (other than an Amortizing Note) will mature unless the term of all or any portion of that note is renewed in accordance with the procedures described in such pricing supplement.

COMBINATION OF PROVISIONS

     If so specified in the applicable pricing supplement, any note may be subject to all of the provisions or any combination of the provisions, described above under "-- Interest Rate Reset," "-- Extendible Notes" and "-- Renewable Notes."

EUROPEAN MONETARY UNION

     Unless we state otherwise in a pricing supplement, to the extent legally permissible, neither the occurrence or non-occurrence of an EMU Event (as defined below), nor the entry into force of any law, regulation, directive or order that requires us to redenominate on terms different from those we describe below, will alter any term of, or discharge or excuse any performance under, the indenture or the notes, nor would it permit the trustee, the holders of the notes or us the right unilaterally to alter or terminate the indenture or the notes or give rise to any event of default or otherwise be the basis for any rescission or renegotiation of the Indenture or the notes. To the extent legally permissible, the occurrence or non-occurrence of an EMU Event will be considered to occur automatically pursuant to the terms of the notes.

     An "EMU Event" means any event associated with the European Monetary Union in the European Community, including:

     - the fixing of exchange rates between the currency of a Participating Member State (as defined below) and the Euro or between the currencies of Participating Member States;

     - the introduction of the Euro as the lawful currency of a Participating Member State;

     - the withdrawal from legal tender of any currency that, before the introduction of the Euro, was the lawful currency of any of the Participating Member States;

     - the disappearance or replacement of a relevant rate option or other price source for the currency of any Participating Member State or the failure of the agreed price or rate sponsor or screen provider to publish or display the required information; or

     - any combination of the above.

     "Participating Member State" means a member state of the European Union that adopts the Euro in accordance with the Treaty of Rome (as defined below).

     "Treaty of Rome" means the Treaty of Rome of March 25, 1957, as amended by the Single European Act of 1986 and the Maastricht Treaty (as defined below), establishing the European Community, as amended from time to time.

     "Maastricht Treaty" means the Treaty on European Union which was signed in Maastricht, The Netherlands, on February 1, 1992 and which came into force on November 1, 1993.

REDENOMINATION

     If payments on the notes are to be made in a foreign currency and the issuing country of that currency becomes a Participating Member State, then we may, solely at our option and without the consent of holders or the need to amend the indenture or the notes, redenominate all of those notes into Euro (whether or not any other similar debt securities are so redenominated) on any interest payment date and after the date on which that country became a Participating Member State. We will give holders at least 30 days' notice of the redenomination, including a description of the way we will implement it.

     If we elect to redenominate a tranche of notes, the election to redenominate will have effect, as follows:

     - each denomination will be deemed to be redenominated in such amount of Euro as is equivalent to its denomination or the amount of interest so specified in the relevant foreign currency at the fixed conversion rate adopted by the Council of the European Union for the relevant foreign currency, rounded down to the nearest Euro 0.01;

     - after the redenomination date, all payments in respect of those notes, other than payments of interest in respect of periods commencing before the redenomination date, will be made solely in Euro as though references in those notes to the specified foreign currency were to Euro. Payments will be made in Euro by credit or transfer to a Euro-denominated account (or any other account to which Euro may be credited or transferred) specified by the payee, or at the option of the payee, by a Euro cheque;

     - if those notes are notes which bear interest at a fixed rate and interest for any period ending on or after the redenomination date is required to be calculated for a period of less than one year, it will be calculated on the basis of the applicable fraction specified in the applicable pricing supplement;

     - if those notes are notes which bear interest at a floating rate, the applicable pricing supplement will specify any relevant changes to the provisions relating to interest; and

     - such other changes shall be made to the terms of those notes as we may decide, after consultation with the trustee, and as may be specified in the notice, to conform them to conventions then applicable to debt securities denominated in Euro or to enable those notes to be consolidated with other notes, whether or not originally denominated in the relevant foreign currency or Euro. Any such other changes will not take effect until after they have been notified to the holders.

REDEMPTION AT OUR OPTION; NO SINKING FUND

     The notes will not be subject to any sinking fund. We may redeem a note at our option prior to its stated maturity date only if an initial redemption date is specified for the note, in which case we may redeem the note in whole or from time to time in part on any date on or after the specified initial redemption date at the redemption price referred to below together with interest payable to the redemption date. We will notify the holder of any note to be redeemed not more than 60 (45 in the case of a partial redemption) nor less than 30 days before the redemption date. If we redeem a note, we will do so in increments of $1,000 (or such other authorized denomination as described in the applicable pricing supplement), provided that any remaining principal amount will be an authorized denomination of the note. Unless otherwise specified, the redemption price will initially be a specified percentage of the principal amount to be redeemed and will decline by a specified percentage at each anniversary of the initial redemption date until the redemption price is 100% of the principal amount to be redeemed plus accrued and unpaid interest, if any, to the date of redemption. If we redeem notes in book-entry form, we will send the notice of redemption to the depository. If less than all of the notes in book-entry form of like tenor and terms are being redeemed, the depository's practice is to determine by lot the amount of the interest of each participating member of the depository in the issue to be redeemed.

REDEMPTION AT THE OPTION OF THE HOLDER; REPAYMENT

     We will repay a note before its stated maturity date at the option of the holder of the note only if an optional repayment date is specified for the note, in which case, at the option of the holder we will repay the note in whole or in part on the specified repayment date. Any repayment in part will be in an amount equal to $1,000 or an integral multiple thereof (or such other authorized denomination as described in the applicable pricing supplement), provided that any remaining principal amount will be an authorized denomination of the note. The price for any note so repaid will be 100% of the principal amount to be repaid, together with interest payable to the date of repayment. For any note to be repaid, the trustee must receive, at its office maintained for such purpose in the Borough of Manhattan, The City of New York, currently its corporate trust office, not more than 60 nor less than 30 days before the optional repayment date, notice of the holder's exercise of the repayment option, consisting of:

     - in the case of a note in book-entry form, instructions to that effect from the beneficial owner to the depository and forwarded by the depository, or

     - in the case of a note in certificated form, the note and the form entitled "Option to Elect Repayment" duly completed.

Notice of a holder's exercise of the repayment option must be received by the trustee by 5:00 P.M., New York City time, on the last day for giving notice. Exercise of the repayment option by the holder of a note will be irrevocable.

     Only the depository may exercise the repayment option in respect of global securities representing notes in book-entry form. Accordingly, beneficial owners of global securities that desire to have all or any portion of the notes in book-entry form represented by global securities repaid must instruct the participant through which they own their interest to direct the depository to exercise the repayment option on their behalf by forwarding the repayment instructions to the trustee as discussed above. In order to ensure that the instructions are received by the trustee on a particular day, the applicable beneficial owner must so instruct the participant through which it owns its interest before that participant's deadline for accepting instructions for that day. Different firms may have different deadlines for accepting instructions from their customers. Accordingly, beneficial owners of notes in book-entry form should consult the participants through which they own their interest for the respective deadlines. All instructions given to participants from beneficial owners of notes in book-entry form relating to the option to elect repayment will be irrevocable. In addition, at the time instructions are given, each beneficial owner must cause the participant through which it owns its interest to transfer its interest in the global security or securities representing the related notes in book-entry form, on the depository's records, to the trustee. See "-- Book-Entry Notes".

     If applicable, we will comply with the requirements of Section 14(e) of the Securities Exchange Act of 1934, as amended, and the rules promulgated thereunder and any other securities laws or regulations in connection with any repayment at the option of the holder.

REPURCHASE OF NOTES BY US

     We may at any time purchase notes at any price or prices in the open market or otherwise. Notes so purchased may, at our discretion, be held, resold or surrendered to the trustee for cancellation.

INFORMATION LIMITED TO UNITED STATES HOLDERS

     The information set forth in this prospectus supplement, except for certain tax information, is directed to prospective purchasers of Notes who are United States Holders, as defined below, and the Issuer and the Guarantor disclaim any responsibility to advise prospective purchasers who are residents of countries other than the United States with respect to any matters that may affect the purchase or holding of, or receipt of payments of principal of, and premium, if any, and interest, if any, in respect of Notes. Such persons should consult their own counsel with regard to such matters.

OTHER PROVISIONS; ADDENDA

     Any provisions with respect to an issue of notes, including the determination and specification of an interest rate basis, the calculation of the interest rate applicable to a floating rate note, the applicable interest payment dates, the stated maturity date, any redemption or repayment provisions or any other matter relating to the applicable notes may be modified by the terms specified under "Other Provisions" on the face of the applicable notes or in an Addendum relating to the applicable notes, if so specified on the face of the applicable notes and in the applicable pricing supplement.

                               TAX CONSIDERATIONS

     The following is a summary of certain tax considerations relating to the acquisition, ownership and disposition of the Notes. This summary is based upon existing German tax law and United States federal income tax law, including legislation, regulations, administrative rulings and court decisions, as in effect on the date of this prospectus supplement, all of which are subject to change, possibly with retroactive effect. This summary does not address all aspects of German taxation or United States federal income taxation that may be relevant to all prospective investors in the Notes in light of their particular circumstances. This summary is based on the advice PricewaterhouseCoopers GmbH Wirtschaftsprufungsgesellschaft with respect to German tax law, and Sidley Austin Brown & Wood LLP with respect to United States federal income tax law.

     EACH PROSPECTIVE INVESTOR IN THE NOTES IS STRONGLY URGED TO CONSULT HIS OR HER OWN TAX ADVISOR AS TO THE GERMAN TAX CONSEQUENCES, THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES AND ANY OTHER TAX CONSEQUENCES OF AN INVESTMENT IN THE NOTES.

GERMANY

     The following is a summary of the principal consequences of German tax laws of the ownership of the Notes by non-resident investors and is not deemed to give advice applicable to residents in Germany for tax purposes.

1. Taxation of Non-Residents by the Federal Republic of Germany

     Payment of interest on Notes received by Holders who are non-residents for tax purposes of the Federal Republic of Germany or who are corporations which do not maintain their statutory seat or principal place of management in the Federal Republic of Germany ("foreign corporations") are not subject to any taxation by the Federal Republic of Germany unless the interest is attributable to a permanent establishment or a permanent representative maintained by the Holder in the Federal Republic of Germany. Gains derived from the sale or other disposition of the Notes by a non-resident for tax purposes of the Federal Republic of Germany or a foreign corporation are in general not subject to taxation by the Federal Republic of Germany, unless the gains are attributable to a permanent establishment or a permanent representative maintained by the Holder in the Federal Republic of Germany. Payments by the Issuer of the principal or, premium, if any, with respect to, or interest on, the Notes are not subject to any withholdings or similar charges or deductions under the applicable laws of the Federal Republic of Germany.

     Payments made by the Guarantor to Holders, except for payment of amounts which are considered as repayment of principal for tax purposes, might for tax purposes be considered as interest payments. No withholding tax would apply with respect to those interest payments to investors resident in the United States entitled to the benefits under the U.S.-German Double Taxation Convention (Federal Gazette -- "BGBl." -- 1991 II 355).

2. Estate Taxes

     No gift, estate or inheritance tax in Germany with respect to any Note will arise under the laws of the Federal Republic of Germany provided that, in the case of estate and inheritance taxes, both the deceased and the beneficiary, and, in the case of gift taxes, both the donor and the donee:

     - are non-residents and are not deemed residents of the Federal Republic of Germany; and

     - have been living for more than five years prior to the donation outside of Germany without being deemed resident for tax purposes in Germany during such five-year period; and

     - are not officials employed and paid by the German state or a sub-division thereof and who are non-residents for German tax purposes irrespective of the five-year period mentioned above or are related persons thereof and provided that such Note is not attributable to a permanent establishment or a permanent representative of the deceased/the donor in the Federal Republic of Germany and provided that the deceased/the donor is not subject to any gift, estate or inheritance taxes due to a former residence in the Federal Republic of Germany for tax purposes.

3. Stamp Taxes

     No stamp, issue, registration or similar taxes or duties will be payable in the Federal Republic of Germany in connection with the issuance, delivery or execution of the Notes. The same applies with regard to the issuance of the Guarantee and any payments of the Guarantor.

4. German Capital Tax (Vermogensteuer)

     The United States-Germany income tax treaty provides that a U.S. Holder will not be subject to German capital tax (Vermogensteuer) with respect to the Notes unless the Notes (a) are part of the business property of a permanent establishment, located in Germany or (b) are part of the assets of a fixed base of an individual located in Germany and used for the performance of independent personal services. The German capital tax (Vermogensteuer) is presently not imposed.

UNITED STATES

     The following is a summary of certain material United States federal income tax considerations relating to the acquisition, ownership and disposition of the Notes. This summary is based upon existing United States federal income tax law, including legislation, regulations, administrative rulings and court decisions, as in effect on the date of this prospectus supplement, all of which are subject to change, possibly with retroactive effect. This summary deals only with Notes held as capital assets by original purchasers of the Notes. It does not address all aspects of United States federal income taxation that may be relevant to all United States Holders in light of their particular circumstances, such as certain financial institutions, insurance companies, tax-exempt organizations, dealers in securities or persons holding Notes as a hedge against currency risk or as part of a straddle or conversion transaction. Further, this summary does not address the tax treatment of Dual Currency Notes or Notes denominated in hyperinflationary currencies. In addition, the United States federal income tax treatment of Notes with one or more special features, such as Indexed Notes, Dual Currency Notes, Amortizing Notes, Notes with respect to which the Issuer has the option to reset the interest rate, Extendible Notes, or Renewable Notes, will be discussed in the applicable pricing supplement. Certain tax considerations with respect to such Notes will be discussed in the applicable pricing supplement. This summary also does not address any aspects of state, local or non-United States tax law.

     This section deals only with Notes that are due to mature 30 years or less from the date on which they are issued. The United States federal income tax consequences of owning any Notes that are due to mature more than 30 years from their date of issue will be discussed in the applicable pricing supplement.

     For purposes of this summary, a "United States Holder" is a beneficial owner of a Note that is:

     - an individual that is a citizen or resident of the United States;

     - a corporation (including an entity treated as a corporation for United States federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

     - an estate whose income is subject to United States federal income tax regardless of its source;

     - a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust; or

     - a person otherwise subject to United States federal income taxation on a net income basis in respect of the Note.

     A "Non-United States Holder" is a holder of a Note that is not a United States Holder.

     If a partnership (including for this purpose any entity treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of any Notes, the treatment of a partner in that partnership will generally depend upon the status of such partner and the activities of such partnership.

     EACH PROSPECTIVE INVESTOR IN THE NOTES IS STRONGLY URGED TO CONSULT HIS OR HER OWN TAX ADVISOR AS TO THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF AN INVESTMENT IN THE NOTES, INCLUDING THE PARTICULAR FACTS AND CIRCUMSTANCES THAT MAY BE UNIQUE TO SUCH PROSPECTIVE INVESTOR, AND AS TO ANY ESTATE, GIFT, STATE, LOCAL OR NON-UNITED STATES TAX CONSEQUENCES OF AN INVESTMENT IN THE NOTES.

  United States Holder of a Note

     Payments of Interest. Subject to the discussion under "-- Original Issue Discount" below, interest on a Note will be taxable to a United States Holder as ordinary income at the time it is received or accrued, depending upon the holder's method of accounting for United States federal income tax purposes. The amount of interest on a Note denominated in a currency other than the U.S. dollar (a "Non-U.S. Dollar Note") that must be included in income of a United States Holder will be the U.S. dollar value of the interest payment as of the time that such payment is received or accrued, in accordance with the United States Holder's method of tax accounting. Treasury Regulations provide that the exchange rate to be used for United States federal income tax purposes to convert foreign currency denominated interest payments into U.S. dollars for United States Holders that are not required to accrue interest income on a Non-U.S. Dollar Note is the spot rate on the date such interest payment is received. As discussed below under "-- Original Issue Discount," the Treasury Regulations further provide that the exchange rate for United States Holders that are required to accrue interest income on a Non-U.S. Dollar Note (for example, pursuant to the original issue discount provisions) is the average rate of exchange for the relevant period or periods during which such interest accrued, unless the spot rate election described under "-- Original Issue Discount" is made. A United States Holder that is required to accrue interest income on a Non-U.S. Dollar Note will generally recognize foreign currency gain or loss, as the case may be, on the receipt of an interest payment in U.S. dollars if the exchange rate in effect on the date the payment is received differs from the exchange rate applicable for the accrual period. This foreign currency gain or loss will generally be treated as ordinary income or loss and will generally not be treated as an adjustment to interest income received on the Note.

     Sale, Exchange, Redemption or Retirement of the Notes. A United States Holder will generally recognize gain or loss on the sale, exchange, redemption or retirement of a Note equal to the difference between the amount realized on the sale, exchange, redemption or retirement, excluding any amount attributable to accrued but unpaid interest which will be taxed as ordinary income, and such holder's adjusted tax basis in the Note, which will include any original issue discount ("OID") previously included in income and will have been reduced by any payments other than qualified stated interest. In the case of a Non-U.S. Dollar Note, the cost of such Note to a United States Holder, for purposes of determining tax basis, will be the U.S. dollar value of the foreign currency purchase price on the date of purchase calculated at the exchange rate in effect on the date of purchase. The amount of any subsequent adjustments to a United States Holder's tax basis in such Note in respect of foreign currency denominated OID will be determined using the exchange rate applicable to such OID accruals as described below. The amount realized with respect to a Non-U.S. Dollar Note will equal the U.S. dollar value of foreign-denominated payments made at the time of the sale, exchange or retirement of such Note calculated at the exchange rate in effect on the date payment is received or such Note is disposed of or deemed disposed of. Except as otherwise described below with respect to foreign currency gain or loss, gain or loss recognized on the sale, exchange or retirement of a Note will generally be capital gain or loss. In the case of an individual United States Holder, any such capital gain will generally be subject to United States federal income tax at a maximum rate of 15% under current law if the individual United States Holder's holding period in such Note is more than 12 months. A United States Holder that is a low income taxpayer may be eligible for a reduction in the capital gains rate. Gain or loss recognized by a United States Holder on the sale, exchange, or retirement of a non-U.S. Dollar Note that is attributable to changes in exchange rates will be treated as ordinary income or loss. Exchange gain or loss is taken into account, however, only to the extent of total gain or loss realized on the transaction and will generally not be treated as an adjustment to interest income received on the Note.

     Original Issue Discount. Certain Notes may be issued with OID for United States federal income tax purposes. OID will arise if the stated redemption amount at maturity of a Note exceeds its issue price by more than a de minimis amount or if a Note has certain interest payment characteristics. An instrument will be issued with OID if it does not provide for payments of interest, at least annually, at a fixed rate, or a "qualified floating rate" or an "objective rate" within the meaning of Treasury regulation Section 1.1275-5, throughout the term of the instrument. If a Note is issued with OID, the holder of the Note will be required to include amounts in gross income for United States federal income tax purposes in advance of the receipt of the cash payment to which such income is attributable. The amount of OID will generally be equal to the difference between all payments to be received under the Note other than payments of "qualified stated interest" and the issue price of the Note. Such OID will be included in income using a constant yield to maturity method. The yield to maturity will be determined by taking into account all payments to be received under the Note. This method will generally result in a greater portion of such discount being included in income in the latter part of the term on the Note. Any amount included in income as OID will increase a holder's adjusted tax basis in the Note. Prospective holders of Floating Rate Notes, Notes providing for contingent payments or Zero Coupon Notes should refer to the discussion regarding taxation in the applicable pricing supplement.

     Generally, OID on a Non-U.S. Dollar Note will be determined for any accrual period in the foreign currency in which the Note is denominated and then translated into U.S. dollars using the average exchange rate for the accrual period or, with respect to an accrual period that spans two taxable years, using the average rate for the partial period within each taxable year. Applicable Treasury Regulations allow accrual basis taxpayers to elect to translate interest and OID income at the spot rate on the last day of the interest accrual period, and, in the case of a partial accrual period, the spot rate on the last day of the taxable year, or on the date the interest payment is received if such date is within, generally, five days of the end of the accrual period. A holder that makes such an election must apply it consistently to all debt instruments from year to year and cannot change the election without the consent of the Internal Revenue Service. Foreign currency gain or loss on such accrued interest income is subsequently recognized when the interest is received, the instrument is disposed of or the obligation to make payments is extinguished or transferred. Generally, the amount of exchange gain or loss realized is determined for each accrual period by reference to the difference between (a) the foreign currency interest income received, as translated into U.S. dollars at the spot rate on the date of such receipt, and (b) the amount of the U.S. dollar interest income accrued for that accrual period. This foreign currency gain or loss will generally be treated as ordinary income or loss and generally will not be treated as an adjustment to interest income received on the Note.

     Certain Notes may be redeemed prior to their maturity date, either at the option of the relevant Issuer or at the option of the Holder. Notes with OID that contain such features may be subject to rules that differ from the general rules discussed above. Purchasers of Notes with OID that contain such features should consult their own tax advisors with respect to such features since the tax treatment of such Notes will generally depend on their particular terms.

     Short-Term Notes. The rules set forth above generally will also apply to Notes with OID having maturities of not more than one year ("Short-Term Notes"), but with certain modifications. The OID regulations provide that no payments of interest on a Short-Term Note will be considered to be qualified stated interest, and instead treat such interest payments as part of the Short-Term Note's stated redemption price at maturity, thereby giving rise to OID. Thus, all Short-Term Notes will have OID. A cash basis holder of a Short-Term Note that does not identify the Short-Term Note as part of a hedging transaction will generally not be required to accrue OID currently, but such a holder will be required to treat any gain realized on a sale, exchange, redemption or retirement of the Short-Term Note as ordinary income to the extent such gain does not exceed the OID accrued with respect to the Short-Term Note during the period the holder held the Short-Term Note. Such a holder will be required to defer certain deductions for interest paid on indebtedness incurred or continued to purchase or carry Short-Term Notes. Notwithstanding the foregoing, a cash method holder of a Short-Term Note may elect to include OID in income as it accrues, in which case the limitation on the deductibility of interest described above will not apply. A holder using the accrual method of tax accounting and certain cash method holders, including banks, regulated investment companies and certain trust funds, will generally be required to include OID on the Short-Term Notes in income as it accrues. OID will be treated as accruing for these purposes on a ratable basis or, at the election of the holder, on a constant yield basis based on daily compounding. As further described herein, certain of the Notes may be subject to special redemption features. These features may affect the determination of whether a Note has a maturity of not more than one year and is thus a Short-Term Note. Purchasers of Notes with such features should consult their own tax advisors with respect to such features.

     The relevant Issuer will report annually to the Internal Revenue Service and to each holder of a Note issued with OID the amount of the OID accrued with respect to such Note. Prospective purchasers are urged to consult their tax advisors with respect to the particular OID characteristics of the Note that is being purchased.

  Non-United States Holder of a Note

     Under present United States federal income tax and estate tax law, assuming certain certification requirements are satisfied, which include identification of the beneficial owner of a Note, and subject to the discussion of backup withholding below:

     (a) payment of interest, including any original issue discount, on a Note to any Non-United States Holder will not be subject to United States federal income tax or withholding tax, provided that:

         - such holder does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of the relevant Issuer entitled to vote;

         - such holder is not (1) a bank receiving interest pursuant to a loan agreement entered into in the ordinary course of its trade or business, or (2) a controlled foreign corporation that is related to the relevant Issuer through stock ownership; and

         - such interest payments are not effectively connected with the conduct of a United States trade or business of such holder;

     (b) a Non-United States Holder will not be subject to United States federal income tax on gain realized on the sale, exchange, retirement of other disposition of a Note, unless (1) such holder is an individual who is present in the United States for 183 days or more during the taxable year and certain other requirements are met or (2) such gain is effectively connected with the conduct of a United States trade or business of such holder; and

     (c) a Note held by an individual who at the time of death is not a citizen or resident of the United States for United States estate tax purposes will not be subject to United States federal estate tax as a result of such individual's death, unless (1) the income from such Note is effectively connected with a United States trade or business of such holder or (2) such individual actually or constructively owns 10% at more of the total combined voting power of all classes of stock of the relevant Issuer entitled to vote.

     Generally, this statement is made on an Internal Revenue Service Form W-8BEN ("W-8BEN"), which is effective for the remainder of the year of signature plus three full calendar years unless a change in circumstances makes any information on the form incorrect. Notwithstanding the preceding sentence, a W-8BEN with a U.S. taxpayer identification number will remain effective until a change in circumstances makes any information on the form incorrect, provided that the Withholding Agent reports at least annually to the beneficial owner on Internal Revenue Service Form 1042-S. The beneficial owner must inform the Withholding Agent within 30 days of such change and furnish a new W-8BEN. A Non-United States Holder who is not an individual or corporation (or an entity treated as a corporation for federal income tax purposes) holding the Notes on its own behalf may have substantially increased reporting requirements and should consult their tax advisor.

     A Non-United States Holder whose income with respect to its investment in a
Note is effectively connected with the conduct of a U.S. trade or business would generally be taxed as if the holder was a U.S. person (within the meaning of applicable Treasury regulations) provided the holder files Internal Revenue Service Form W-8ECI.

     Certain securities clearing organization, and other entities who are not beneficial owners, may be able to provide a signed statement to the Withholding Agent. However, in such case, the signed statement may require a copy of the beneficial owner's W-8BEN (or the substitute form).

  Information Reporting and Backup Withholding

     In general, information reporting requirements will apply to certain payments within the United States of principal, interest, OID and premium on the Notes, and to payments of the proceeds of certain sales of Notes made to United States Holders other than certain exempt recipients, such as corporations. A "backup withholding" tax may apply to such payments if the holder fails or has failed to provide an accurate taxpayer identification number or otherwise establish an exemption or fails to report in full dividend and interest income. With respect to Non-United States Holders, payments on a Note owned by a Non-United States Holder will generally not be subject to such information reporting requirements or backup withholding tax if such Non-United States Holder provides a certain statement as to its non-U.S. status or otherwise establishes an exemption. Payment of the proceeds of the sale of a Note to or through the United States office of a United States or foreign broker is subject to information reporting and backup withholding requirements, unless the beneficial owner of the Note provides a certain certification as to its non-U.S. status or otherwise establishes an exemption. Information reporting requirements and backup withholding tax will not apply to any payment of the proceeds of the sale of a Note effected outside the United States by a foreign office of a "broker," as defined in applicable Treasury Regulations, provided that such broker is not a "U.S. payor" or "U.S. middleman." For these purposes, a "U.S. payor" or "U.S. middleman" is:

        (1) a U.S. person (within the meaning of applicable Treasury
            Regulations);

        (2) a "Non-U.S. person" (within the meaning of applicable Treasury Regulations) that derives 50 percent or more of its gross income for certain periods from the conduct of a trade or business in the United States;

        (3) a foreign partnership (a) with one or more of its partners U.S. persons (within the meaning of applicable Treasury Regulations) who hold more than 50 percent of the income or capital interest in the partnership, or (b) engaged in a U.S. trade or business;

        (4) a "controlled foreign corporation" as to the United States;

        (5) a foreign branch of a U.S. person; or

        (6) a U.S. branch of a foreign branch or a foreign insurance company.

     Information reporting and backup withholding generally will apply to payments of proceeds from the sale of a Note effected outside the United States by a foreign broker that is not described in the preceding paragraph unless the payor has documentary evidence, generally on IRS Form W-8BEN, in its records that the beneficial owner is not a U.S. person (within the meaning of applicable Treasury Regulations) and certain conditions are met, or the beneficial owner otherwise establishes an exemption. Payment of the proceeds of the sale of a Note to or through the United States office of a United States or foreign broker is subject to information reporting and backup withholding requirements, unless the beneficial owner of the Note provides a certain certification as to its non-U.S. status or otherwise establishes an exemption.

     Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a refund or credit against such holder's U.S. federal income tax liability, if any, provided the required information is furnished to the Internal Revenue Service.

     Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a refund or credit against such holder's U.S. federal income tax liability, if any, provided the required information is furnished to the Internal Revenue Service.

                              PLAN OF DISTRIBUTION

     We are offering the notes on a continuing basis for sale to or through the agents. The agents are Banc of America Securities, LLC, Barclays Capital Inc., Citigroup Global Markets Inc., Deutsche Bank Securities Inc., Goldman, Sachs & Co., HSBC Securities (USA) Inc. and J.P. Morgan Securities Inc.

     The agents, individually or in a syndicate, may purchase notes, as principal, from us from time to time for resale to investors and other purchasers at varying prices relating to prevailing market prices at the time of resale as determined by the applicable agent, or for resale at a fixed public offering price. Any note sold to an agent as principal will be purchased by the agent at a discount to be agreed upon at the time of sale. If agreed to by us and an agent, the agent may utilize its reasonable efforts on an agency basis on our behalf to solicit offers to purchase notes at 100% of the principal amount of the notes, unless otherwise specified in the applicable pricing supplement. We will pay to each of the agents through which we sell a note on an agency basis a commission not to exceed .60% of the principal amount of the note, depending on its stated maturity, for notes with stated maturities up to 30 years. We will negotiate commissions with respect to notes with stated maturities in excess of 30 years that are sold through an agent as our agent at the time of that sale. Certain of the above underwriting and agency arrangements may be changed with respect to specific notes. We will describe any such change in the applicable pricing supplement.

     Each agent may sell notes it has purchased from us as principal to certain dealers at a price equal to the agent's purchase price less a concession in the amount of all or any portion of the discount received in connection with that purchase. An agent may allow, and any such dealer may reallow, a discount to certain other dealers. After the initial public offering of notes, the public offering price, in the case of notes to be resold at a fixed public offering price, the concession and the reallowance may be changed.

     We have reserved the right to sell the notes through one or more other agents or to other persons as principal. If we do so, we will specify the names of the other agents or principals in the applicable pricing supplement. Notwithstanding the foregoing, unless otherwise indicated in the applicable pricing supplement, we will not sell the notes through any of our affiliates. We also have reserved the right to sell notes directly to investors without the assistance of any agent. We will not pay any commission with respect to any notes we sell directly.

     We reserve the right to withdraw, cancel or modify the offer made by this prospectus supplement without notice and may reject orders, in whole or in part, whether placed directly with us or through an agent. Each agent will have the right, in its discretion reasonably exercised, to reject in whole or in part any offer to purchase notes received by it on an agency basis.

     Unless otherwise specified in an applicable pricing supplement, you will be required to pay the purchase price of your notes in immediately available funds in the specified currency in The City of New York on the date of settlement.

     No note will have an established trading market when issued. Unless specified in the applicable pricing supplement, we will not list the notes on any securities exchange. The agents may from time to time purchase and sell notes in the secondary market, but they are not obligated to do so, and there can be no assurance that there will be a secondary market for the notes or liquidity in the secondary market if one develops. From time to time, one or more of the agents may make a market in the notes, but they are not obligated to do so and may discontinue any market-making activity at any time.

     The agents may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended. We have agreed to indemnify the agents against certain civil liabilities, including liabilities under the Securities Act, or to contribute to payments the agents may be required to make in respect thereof. We have agreed to reimburse the agents for certain expenses. We may make similar arrangements with any other principals or agents to or through which we sell notes.

     In connection with an offering of notes purchased by one or more of the agents as principal on a fixed price basis, the applicable agents will be permitted to engage in certain transactions that stabilize the price of the notes. These transactions may consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the notes. If those agents create a short position in notes in connection with the offering, i.e., if they sell notes in an aggregate principal amount exceeding that set forth in the applicable pricing supplement, then they may reduce that short position by purchasing notes in the open market. In general, purchases of a security for the purpose of stabilization or to reduce a short position could have the effect of raising or maintaining the market price of the security or preventing or retarding a decline in the market price of the security.

     Neither we nor any agent makes any representation or prediction as to the direction or magnitude of any effect that the transactions described in the immediately preceding paragraph may have on the price of notes. In addition, neither we nor any agent makes any representation that the agents will engage in any such transactions or that such transactions, once commenced, will not be discontinued without notice.

     Certain of the agents and their affiliates engage in transactions with and perform services for the Issuer and the Guarantor or our affiliates in the ordinary course of business and have engaged, and may in the future engage, in commercial banking and investment banking transactions with the Issuer or the Guarantor or our affiliates. The commercial banking affiliates of certain of the agents may have credit facilities in place with the Issuer, the Guarantor or our affiliates and may receive all or a portion of the proceeds from the sale of certain of the notes to repay all or a portion of these credit facilities. If required, the offering of the notes will be conducted in accordance with Rule 2710(h)(2) of the Conduct Rules of the National Association of Securities Dealers, Inc. if any of the agents or their affiliates receive proceeds from the sale of the notes to repay those credit facilities.

     From time to time, we may issue and sell other debt securities described in the accompanying prospectus, and the amount of notes that we may offer and sell under this prospectus supplement would be reduced as a result of such sales.

     If required, the distribution of the notes will conform to the requirements set forth in the applicable sections of Rule 2720 of the Conduct Rules of the National Association of Securities Dealers, Inc.

PROSPECTUS
----------

                             [DAIMLERCHRYSLER LOGO]
               DAIMLERCHRYSLER NORTH AMERICA HOLDING CORPORATION

                 BY THIS PROSPECTUS, WE MAY OFFER AN AGGREGATE
                   OF UP TO APPROXIMATELY $25,000,000,000 OF:

                                DEBT SECURITIES

                         UNCONDITIONALLY GUARANTEED BY

                               DAIMLERCHRYSLER AG

     Through this prospectus, DaimlerChrysler North America Holding Corporation may periodically offer debt securities. DaimlerChrysler North America Holding Corporation is sometimes referred to as the Issuer. DaimlerChrysler AG, sometimes referred to as the Guarantor, will guarantee all payments of principal of and any premium and interest on the debt securities.

     We may sell the debt securities directly, through agents designated from time to time, or through underwriters.

     We will provide specific terms of the debt securities in supplements to this prospectus. For information on the general terms of these securities, see "Description of Debt Securities and Guarantees." You should read this prospectus and any prospectus supplements hereto carefully before you invest. You should not assume that the information in this prospectus, any prospectus supplement or any document incorporated by reference in them is accurate as of any date other than the date on the front of each of these documents.

                            ------------------------

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                            ------------------------

                 THE DATE OF THIS PROSPECTUS IS APRIL 29, 2005.

                      WHERE YOU CAN FIND MORE INFORMATION

     DaimlerChrysler AG is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance with the Exchange Act files reports and other information with the Securities and Exchange Commission (the "Commission"). Reports and other information filed with the Commission by DaimlerChrysler AG can be read and copied at the Commission's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call 1-800-SEC-0330 for further information relating to the public reference room. These materials are also available over the Internet at the Commission's web site at http://www.sec.gov, and can be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005. DaimlerChrysler AG is exempt from the rules under the Exchange Act prescribing the furnishing of proxy statements. Its officers, directors and principal stockholders are exempt from the reporting and "short-swing" profit recovery provisions contained in Section 16 of the Exchange Act.

                      DOCUMENTS INCORPORATED BY REFERENCE

     The following documents have been submitted by DaimlerChrysler AG to the Commission and are incorporated by reference into this prospectus:

     - DaimlerChrysler AG's Annual Report on Form 20-F for the fiscal year ended December 31, 2004, filed with the Commission on February 28, 2005; and

     - DaimlerChrysler AG's Current Reports on Form 6-K that were filed with the Commission and specifically incorporated by reference in the registration statement of which this prospectus forms a part on February 8, 2005, February 10, 2005, April 1, 2005 and April 28, 2005.

     We are also incorporating by reference into this prospectus all documents DaimlerChrysler AG filed or will file with the Commission as prescribed by Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act since the date of this prospectus and prior to the termination of the sale of the debt securities offered by this prospectus. We may also incorporate in this prospectus any Form 6-K submitted after the date of this prospectus by identifying in that Form that it is being incorporated by reference into this prospectus (other than information in such documents that is deemed not to be filed). This means that important information about DaimlerChrysler AG appears or will appear in these documents and will be regarded as appearing in this prospectus also. To the extent that information appearing in a document filed later is inconsistent with prior information, the later statement will control.

     We have filed a "shelf" registration statement on Form F-3 with the Commission covering the debt securities and the Guarantees described in this prospectus. For further information with respect to us and those debt securities and Guarantees, you should refer to our registration statement and its exhibits. In this prospectus, we have summarized certain key provisions of contracts and other documents. We have filed or incorporated by reference copies of these documents as exhibits to our registration statement. Because a summary may not contain all the information that is important to you, you should review the full text of the documents so included with our registration statement.

     You should only rely on the information contained or incorporated by reference in this prospectus, any prospectus supplement or any pricing supplement. We have not authorized anyone to provide you with any other information. You should not assume that the information in this prospectus, any accompanying prospectus supplement or any document incorporated by reference is accurate as of any date other than the date on the front of those documents.

     ANY PERSON RECEIVING A COPY OF THIS PROSPECTUS MAY OBTAIN WITHOUT CHARGE, UPON REQUEST, A COPY OF ANY OF THE DOCUMENTS INCORPORATED BY REFERENCE, EXCEPT FOR THE EXHIBITS TO THOSE DOCUMENTS, UNLESS ANY EXHIBIT IS SPECIFICALLY INCORPORATED BY REFERENCE. REQUESTS SHOULD BE DIRECTED TO DAIMLERCHRYSLER NORTH AMERICA

HOLDING CORPORATION, ATTN: ASSISTANT SECRETARY, CIMS 485-14-78, 1000 CHRYSLER DRIVE, AUBURN HILLS, MICHIGAN 48326, USA, TELEPHONE NUMBER (248) 512-3990, FACSIMILE NUMBER (248) 512-1771.

                           FORWARD-LOOKING STATEMENTS

     This prospectus and any accompanying prospectus supplement may contain or incorporate by reference certain forward-looking statements that reflect our current views about future events. We use the words "anticipate," "assume," "believe," "estimate," "expect," "intend," "may," "plan," "project," "should," and similar expressions to identify forward-looking statements. These statements are subject to many risks and uncertainties, including:

     - changes in general political, economic and business conditions, especially an economic downturn or slow economic growth in Europe or North America;

     - changes in currency exchange rates and interest rates;

     - introduction of competing products and possible lack of acceptance of our new products or services;

     - increased competitive pressures which may limit our ability to reduce sales incentives and raise prices;

     - price increases, shortages or supply interruptions of fuel or production materials, such as steel, or labor strikes;

     - changes in laws, regulations and government policies, particularly those relating to vehicle emissions, fuel economy and safety, and the outcome of current pending and possible future legal proceedings;

     - decline in resale prices of used vehicles; and

     - other risks and uncertainties, some of which we describe in this prospectus or any prospectus supplement.

If any of these risks and uncertainties occur, or if the assumptions underlying any of our forward-looking statements prove incorrect, then our actual results may be materially different from those we express or imply by such statements. We do not intend or assume any obligation to update these forward-looking statements. Any forward-looking statement speaks only as of the date on which it is made.

                            CURRENCY OF PRESENTATION

     Unless otherwise indicated, all amounts herein are expressed in Euro ("Euro" or "E") or United States dollars ("dollars" or "$").

                          THE GUARANTOR AND THE ISSUER

DAIMLERCHRYSLER AG

     DaimlerChrysler AG is a stock corporation organized under the laws of the Federal Republic of Germany and was incorporated on May 6, 1998. DaimlerChrysler AG's registered office is located at Epplestrasse 225, D-70567 Stuttgart, Germany, telephone ++49-711-17-0.

     DaimlerChrysler AG is the ultimate parent company of the DaimlerChrysler Group. The DaimlerChrysler Group develops, manufactures, distributes and sells a wide range of automotive products, mainly passenger cars, light trucks and commercial vehicles. It also provides a variety of financial and other services relating to its automotive business. The DaimlerChrysler Group provides a wide range of transportation products and financial and other services. It is one of the largest automobile manufacturer in the world in terms of revenues (2004:
E 142.1 billion). The Group operates in five business segments:

     MERCEDES CAR GROUP. The Mercedes Car Group includes the brands Mercedes-Benz, Maybach, smart, Mercedes-Benz AMG and Mercedes-Benz McLaren. The Mercedes Car Group segment contributed approximately 33% of the Group's revenues in 2004.

     CHRYSLER GROUP. This segment consists of DaimlerChrysler Motors Company LLC and its subsidiaries DaimlerChrysler Corporation, DaimlerChrysler Canada Inc. and DaimlerChrysler de Mexico S.A. de C.V. as well as other international automotive affiliates. These companies manufacture, assemble and sell cars and light trucks under the brand names Chrysler, Jeep(R) and Dodge. In 2004, approximately 35% of the Group's revenues were contributed by this segment.

     COMMERCIAL VEHICLES. DaimlerChrysler manufactures and sells commercial vehicles under the brand names Mercedes-Benz, Freightliner, Sterling, Setra, Mitsubishi, Fuso, Western Star, American LaFrance and Orion. With worldwide facilities, the Group has one of the world's most developed networks for the production and assembly of commercial vehicles and core components. It also has a worldwide distribution and service network. Commercial Vehicles contributed approximately 23% of the Group's revenues in 2004.

     SERVICES. DaimlerChrysler Services provides financial services supporting the sale of Group products. In Germany, DaimlerChrysler Bank, a 100% subsidiary of DaimlerChrysler Services, significantly expanded its range of services and offers in addition to its core business leasing and financing also bank products (e.g., money-market accounts, savings plans). Services is also engaged in the Toll Collect Consortium (45% interest) which operates a satellite-based toll system for trucks over twelve metric tons in Germany. Services is also engaged in insurance brokerage and trading. Services contributed approximately 8% of the Group's revenues in 2004.

     OTHER ACTIVITIES. This segment comprises the Group's holdings in EADS, its off-highway business, as well as corporate research, real estate activities and the holding and financing companies. With its decision not to participate in Mitsubishi Motors' (MMC) capital increase, DaimlerChrysler has given up its significant influence. Since June 2004, its stake in MMC is therefore included in the consolidated financial statements as an investment measured at fair value. Other activities contributed approximately 1% of the Group's revenues in 2004.

     The DaimlerChrysler Group is active primarily in Europe and in the NAFTA region. It is also a leading commercial vehicle manufacturer in South America. In 2004, approximately 45% of the Group's revenues was derived from sales in the United States, 16% from sales in Germany and 18% from sales in other countries of the European Union.

DAIMLERCHRYSLER NORTH AMERICA HOLDING CORPORATION

     The Issuer, incorporated under the laws of the State of Delaware in 1964 and established as a holding company in January 1982, is a wholly-owned subsidiary of DaimlerChrysler AG.

     The Issuer was established to achieve financial benefits through the consolidation of certain DaimlerChrysler AG activities in North America. The Issuer acts as a financial clearing entity for many of

DaimlerChrysler AG's North American subsidiaries by providing appropriate capital funding through outside finance sources as well as through self-generated resources within the DaimlerChrysler AG group of companies.

     DaimlerChrysler North America Holding Corporation's principal administrative offices are located at 1000 Chrysler Drive, Auburn Hills, Michigan 48326, and its telephone number is (248) 512-6130.

                CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES

     The following sets forth the ratios of earnings to fixed charges for DaimlerChrysler AG and its consolidated subsidiaries for each of the years in the five-year period ended December 31, 2004, using financial information prepared in accordance with accounting principles generally accepted in the United States ("U.S. GAAP").

                                                                      YEAR ENDED DECEMBER 31,
                                             THREE MONTHS       ------------------------------------
                                         ENDED MARCH 31, 2005   2004    2003    2002    2001    2000
                                         --------------------   ----    ----    ----    ----    ----
Ratio of earnings to fixed
  charges(1)...........................        1.23             2.44    1.36    2.51     --(2)  1.74

---------------------
(1) For the purpose of calculating the consolidated ratios of earnings to fixed charges, earnings consist of income (loss) from continuing operations before income taxes, minority interests, extraordinary items and cumulative effects of changes in accounting principles plus fixed charges, amortization of previously capitalized interest and dividends received from equity investees (excluding capitalized interest and (income)/loss from equity investees). Fixed charges principally consist of interest expense (including capitalized interest) plus one-third of rental expense under operating leases (the portion that has been deemed by management to be representative of the interest factor).

(2) For the year ended December 31, 2001, earnings were insufficient to cover fixed charges by approximately Euro 1,754 million.

                   CONSIDERATIONS RELATING TO DEBT SECURITIES
                  DENOMINATED OR PAYABLE IN FOREIGN CURRENCIES

     Debt securities denominated or payable in foreign currencies may entail significant risks. These risks include, without limitation, the possibility of significant fluctuations in the foreign currency markets. These risks will vary depending upon the currency or currencies involved and will be more fully described in the prospectus supplement relating to such securities.

                                USE OF PROCEEDS

     Unless otherwise set forth in the applicable prospectus supplement, the net proceeds from the sale of the debt securities will be used for general corporate purposes, including, without limitation, loans by the Issuer to certain of its affiliates and repayment of indebtedness.

                 DESCRIPTION OF DEBT SECURITIES AND GUARANTEES

     The following description sets forth the material terms and provisions of the debt securities and guarantees to which any prospectus supplement may relate. The particular terms of the debt securities offered by any prospectus supplement and the extent, if any, to which the general provisions described below may apply to the debt securities offered will be described in the prospectus supplement relating to those debt securities.

     The debt securities and the guarantees will be issued under an Indenture, dated as of September 17, 1996, as supplemented (the "Indenture"), among the Issuer, DaimlerChrysler Canada Finance Inc., a Quebec corporation, DaimlerChrysler International Finance B.V., a company established in Utrecht, The Netherlands, the Guarantor and JPMorgan Chase Bank, N.A., as trustee. The following statements are subject to the detailed provisions of the Indenture. The Indenture and its supplements are filed as exhibits to the registration statement and are also available for inspection at the office of the trustee. Section references are to the Indenture. The following summaries of the material terms of the Indenture, debt securities and guarantees are not complete, and are qualified in their entirety by reference to all the provisions of the Indenture.

TERMS OF THE DEBT SECURITIES

     The debt securities offered by this prospectus will be limited to $25,000,000,000 aggregate principal amount, based on the aggregate initial public offering price of the debt securities and computed at the exchange rate in effect on the issue date of each series, although the Indenture does not limit the aggregate principal amount of debt securities that we can issue and provides that the debt securities may be issued from time to time in one or more series.

     The debt securities will be direct, unsecured and unsubordinated obligations of the Issuer and will rank equally with the Issuer's other unsecured and unsubordinated indebtedness. Except as described under "Certain Covenants," the Indenture does not limit other indebtedness or securities which may be incurred or issued by the Issuer, the Guarantor or any of their respective subsidiaries or contain financial or similar restrictions on the Issuer, the Guarantor or any of their respective subsidiaries.

     The terms of any authorized series of debt securities will be described in a prospectus supplement. These terms will include some or all of the following:

     - the title of the debt securities;

     - any limit on the aggregate principal amount of the series of debt securities;

     - any stock exchange on which we will list the series of debt securities;

     - the manner in which we will pay interest on the series of debt securities;

     - the date or dates on which we will pay the principal of the series of debt securities;

     - the rate or rates, which may be fixed or variable, per year at which the series of debt securities will bear interest, if any, and the date or dates from which that interest, if any, will accrue;

     - the dates on which interest, if any, on the series of debt securities will be payable and the regular record dates for the interest payment dates;

     - any mandatory or optional sinking funds or analogous provisions or provisions for redemption at the option of the holder;

     - the date, if any, after which and the price or prices at which the series of debt securities may, in accordance with any optional or mandatory redemption provisions that are not described in this prospectus, be redeemed and the other detailed terms and provisions of those optional or mandatory redemption provisions, if any;

     - the denominations in which the series of debt securities will be issuable if other than denominations of $1,000 and any integral multiple of $1,000;

     - the currency of payment of principal, premium, if any, and interest on the series of debt securities if other than the currency of the United States of America and the manner of determining the equivalent amount in the currency of the United States of America;

     - any index used to determine the amount of payment of principal of, premium, if any, and interest on the series of debt securities;

     - if other than the principal amount, the portion of the principal amount of the series of debt securities that shall be payable upon acceleration of maturity following an event of default;

     - the applicability of the provisions described later beginning on page 14 under "-- Discharge, Defeasance and Covenant Defeasance";

     - if the series of debt securities will be issuable in whole or in part in the form of a global security as described beginning on page 9 under "-- Book-Entry Debt Securities", and the depository or its nominee with respect to the series of debt securities, and any special circumstances under which the global security may be registered for transfer or exchange in the name of a person other than the depository or its nominee;

     - if the series of debt securities is redeemable at our option, whether the adjusted treasury yield, which is defined later in this prospectus, is different from the adjusted treasury yield determined under the Indenture;

     - any addition to or change in the events of default that applies to the series of debt securities and any change in the rights of the trustee or holders to declare the principal amount due and payable following an event of default;

     - any addition to or change in the covenants contained in the Indenture;
       and

     - any other special features of the series of debt securities.

     All debt securities of any one series need not be issued at the same time, and need not bear interest at the same rate or mature on the same date.

     If the purchase price of any of the debt securities is denominated in a foreign currency or currencies or foreign currency unit or units or if the principal of and premium, if any, on or interest, if any, on any series of debt securities is payable in foreign currency or currencies or foreign currency unit or units, the restrictions, elections, general tax considerations, specific terms and other information with respect to that issue of debt securities and the applicable foreign currency or currencies or foreign currency unit or units will be set forth in the prospectus supplement relating thereto. If any index is used to determine the amount of payments of principal of and premium, if any, or interest on any series of debt securities, special United States federal income tax, accounting and other considerations applicable to that series of debt securities will be described in the applicable prospectus supplement.

     Debt securities may be issued at a discount from their stated principal amount ("Discount Securities"), provided that upon redemption, except at Maturity (as defined herein), or acceleration of the Maturity, if any, thereof an amount less than the principal thereof shall become due and payable. United States federal income tax consequences, German tax consequences, and other special considerations applicable to any Discount Securities will be described in the prospectus supplement relating thereto.

     Unless otherwise indicated in the applicable prospectus supplement, the debt securities of any series will be issued only in fully registered form in denominations of $1,000 or any amount in excess thereof which is an integral multiple of $1,000 (Sections 301 and 302). Debt securities may be issuable in the form of one or more Global Securities, as described below under "-- Book-Entry Debt Securities." The debt securities, other than those issued in the form of a Global Security, are exchangeable or transferable without charge therefor, but the Issuer may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith and require the Holders to furnish appropriate endorsements and transfer documents (Section
305).

     Unless otherwise described in an accompanying prospectus supplement, there are no covenants or provisions contained in the Indenture which afford the Holders of the debt securities protection in the event of a highly leveraged transaction involving the Issuer or the Guarantor.

GUARANTEES

     The Guarantor will irrevocably and unconditionally guarantee (each, a "Guarantee") the due and punctual payment of principal and premium, if any, and interest, if any, or other additional amounts, as provided in the Indenture, if any, and mandatory sinking fund payments, if any, in respect of the debt securities when and as the same shall become due and payable and in the currency or currency unit in which the same are payable whether at the stated maturity (as defined herein), if any, by declaration of acceleration, call for redemption, request for redemption, repayment at the option of the holder or otherwise. Under the terms of the Guarantee, the Guarantor will be liable for the full amount of each payment under the debt securities. The Guarantees will remain in effect until the entire principal of and premium, if any, and interest, if any, on the debt securities shall have been paid in full. The Guarantees will constitute direct, unconditional, unsubordinated and unsecured obligations of the Guarantor and will rank equally with all other unsecured and unsubordinated obligations of the Guarantor.

BOOK-ENTRY DEBT SECURITIES

     Debt securities may be issued under a book-entry system in the form of one or more global securities. The global securities will be registered in the name of a depositary or its nominee and deposited with that depositary or its custodian. Unless stated otherwise in the prospectus supplement, The Depository Trust Company, New York, New York, or DTC, will be the depositary if a depositary is used.

     DTC has advised us as follows:

     - DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act;

     - DTC was created to hold securities of its participants and to facilitate the clearance and settlement of securities transactions, such as transfers and pledges, among its participants in such securities through electronic computerized book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates;

     - DTC's participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations, some of whom (and/or their representatives) own DTC; and

     - access to DTC's book-entry system is also available to others, such as banks, brokers, dealers, trust companies and clearing corporations that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

     According to DTC, the foregoing information with respect to DTC has been provided to the financial community for informational purposes only and is not intended to serve as a representation, warranty or contract modification of any kind.

     Following the issuance of a global security in registered form, the depositary will credit the accounts of its participants with the debt securities upon our instructions. Only persons who hold directly or indirectly through financial institutions that are participants in the depositary can hold beneficial interests in the global securities. Since the laws of some jurisdictions require certain types of purchasers to take physical delivery of such securities in definitive form, you may encounter difficulties in your ability to own, transfer or pledge beneficial interests in a global security.

     So long as the depositary or its nominee is the registered owner of a global security, we and the trustee will treat the depositary as the sole owner or holder of the debt securities for purposes of the applicable indenture. Therefore, except as set forth below, you will not be entitled to have debt securities registered in your name or to receive physical delivery of certificates representing the debt securities. Accordingly, you will have to rely on the procedures of the depositary and the participant in the depositary through whom you hold your beneficial interest in order to exercise any rights of a holder under the indenture. We understand that under existing practices, the depositary would act upon the instructions of a participant or authorize that participant to take any action that a holder is entitled to take.

     We will make all payments of principal, interest and additional amounts, if any, on the debt securities to the depositary. It is expected that the depositary will then credit participants' accounts proportionately with these payments on the payment date and that the participants will in turn credit their customers' accounts in accordance with their customary practices. Neither we nor the trustee will be responsible for making any payments to participants or customers of participants or for maintaining any records relating to the holdings of participants and their customers, and you will have to rely on the procedures of the depositary and its participants.

     A global security may not be transferred except as a whole by the depositary to a nominee or successor of the Depositary or by a nominee of the depositary to the depositary, another nominee or a successor depositary. A global security representing all but not part of the debt securities being offered hereby is exchangeable for debt securities in definitive form of like tenor and terms only if (a) the depositary notifies us that it is unwilling or unable to continue as depositary or if at any time the depositary is no longer eligible to be or in good standing as a clearing agency registered under the Exchange Act and any other applicable statute or regulation, and, in either case, a successor depositary is not appointed by us within 90 days, or
(b) we decide not to have all of the debt securities of a series represented by a global security and notify the paying agent thereof. A global security exchangeable pursuant to the preceding sentence shall be exchangeable for debt securities registered in such names and in such authorized denominations as the depositary for such global security shall direct (Section 305).

     Neither the depositary nor its nominee will consent or vote with respect to the global securities representing the book-entry debt securities unless authorized by a participant in accordance with the depositary's procedures. Under its usual procedures, the depositary mails an omnibus proxy to a company as soon as possible after the applicable record date. The omnibus proxy assigns the depositary's nominee consenting or voting rights to those participants to whose accounts the debt securities are credited on the applicable record date (identified in a listing attached to the omnibus proxy).

     The information in this section concerning the depositary and the depositary's book-entry system has been obtained from sources that we believe to be reliable, but we take no responsibility for its accuracy.

CERTAIN COVENANTS

     Restrictions on Liens. The Indenture provides that the Guarantor shall not, so long as any of the debt securities are outstanding, but only up to the time all amounts of principal and premium, if any, and interest, if any, have been placed at the disposal of the paying agent, provide any security upon any or all of its assets for other notes or bonds, including any guarantee or indemnity assumed therefor, without at the same time having the holders share equally and ratably in such security, provided that security upon its assets is neither mandatory pursuant to applicable laws nor required as a prerequisite for governmental approvals.

CERTAIN DEFINITIONS

     "Maturity," when used with respect to any debt security, means the date, if any, on which the principal, or, if the context so requires, lesser amount in the case of Discount Securities, of, or premium, if any, on that debt security becomes due and payable as provided therein or in the Indenture, whether at the Stated Maturity or by declaration of acceleration, call for redemption, request for redemption, repayment at the option of the holder, pursuant to any sinking fund provisions or otherwise.

     "Stated Maturity," when used with respect to any debt security or any installment of principal or premium, if any, and interest, if any, means the date, if any, specified in such debt security as the fixed date on which the principal of such debt security or premium, if any, or such installment of principal or premium, if any, and interest, if any, is due and payable.

RESTRICTIONS ON CONSOLIDATIONS, MERGERS AND SALES OF ASSETS

     The Indenture provides that the Issuer or the Guarantor may merge with or into any corporation, including associations, companies, joint stock companies and business trusts, or sell, transfer, lease or convey all or substantially all of its assets substantially as an entirety to any corporation, provided that (a) the corporation formed by such merger or consolidation or the corporation which acquired such assets expressly assumes all of the obligations of the Issuer or the Guarantor, as applicable, and such corporation confirms that it will pay such additional amounts as may be necessary in order that every net payment of the principal of and interest on such assumed debt securities, after deduction or withholding for or on account of any present or future tax, assessment or governmental charge imposed upon, or as a result of, such payment arising solely as a result of such assumption by the country or countries other than the United States in which any such corporation is organized and principally conducts its business or any district, municipality or other political subdivision or taxing authority therein or thereof, will not be less than the amount provided for in the assumed debt securities to be then due and payable, and (b) immediately after giving effect to such transaction, no Event of Default and no event which, after notice or lapse of time or both, would become an Event of Default, will have occurred and be continuing.

PAYMENT OF ADDITIONAL AMOUNTS

     The Guarantor will pay to the holders of debt securities such additional amounts as may be necessary in order that every net payment of the principal of (and premium, if any, on) and interest, if any, on any debt security made by the Guarantor after deduction or other withholding for or on account of any present or future tax, assessment, duty or other governmental charge of any nature whatsoever imposed, levied or collected by or on behalf of the jurisdiction in which the Guarantor is organized or any political subdivision or taxing authority thereof or therein having power to tax will not be less than the amount provided for in the debt security to be then due and payable; provided, however, that the foregoing obligation to pay additional amounts will not apply on account of any tax, assessment, duty or other governmental charge which is payable

     - otherwise than by deduction or withholding from payments of principal of (or premium, if any, on) or interest, if any, on the debt security, or

     - by reason of the holder having, or having had, some personal or business connection with the jurisdiction in which the Guarantor is organized and not merely by reason of the fact that payments are, or for the purposes of taxation are deemed to be, from sources in, or secured in, that jurisdiction, or

     - by reason of a change in law or official practice of any relevant taxing authority that becomes effective more than fifteen days after the Relevant Date (as defined below) for payment of principal (or premium, if any), or interest, if any, in respect of the debt security, or

     - by the paying agent from a payment if the payment could have been made by another paying agent without deduction or withholding, or

     - by reason of any estate, excise, inheritance, gift, sales, transfer, wealth or personal property tax or any similar assessment or governmental charge, or

     - as a result of the failure of the holder to comply with certification, identification, or other similar information reporting requirements or make a declaration of non-residence or other similar claim for exemption to the relevant tax authority, or

     - where the withholding or deduction is imposed on a payment to an individual and is required to be made pursuant to any European Union directive on the taxation of savings, or any law implementing or complying with, or introduced in order to conform to, such a directive, or

     - owing to any combination of the above.

     No additional amounts will be paid as provided above with respect to any payment of principal of (or premium, if any, on) or interest, if any, on a debt security to any holder who is a fiduciary or partnership or other than the sole beneficial owner of any such payment to the extent that a beneficiary or settlor with respect to such fiduciary, a member of such a partnership or the beneficial owner of such payment would not have been entitled to the additional amounts had such beneficiary, settlor, member or beneficial owner been the holder of the debt security.

     "Relevant Date" means the date on which the payment of principal of (or premium, if any, on) or interest, if any, on the debt security first becomes due and payable but, if the full amount of the monies payable on such date has not been received by the relevant paying agent or as it shall have directed on or prior to such date, the "Relevant Date" means the date on which such monies shall have been so received.

     In certain cases, the Issuer may also be obligated to pay additional amounts on terms similar to those set forth above with respect to the Guarantor. The prospectus supplement relating to the debt securities may describe additional circumstances in which additional amounts would not be required to be paid.

OPTIONAL TAX REDEMPTION

     The debt securities may be redeemed, subject to the procedures set forth in the Indenture and in the particular debt securities, as a whole but not in part, at the option of the Issuer, upon not more than 60 days, nor less than 30 days, prior notice to the holders of the relevant debt securities, at a redemption price equal to

100% of the principal amount thereof (and premium, if any), together with accrued interest, if any, thereon to the Redemption Date (as defined in the Indenture), if, as a result of any change in, or amendment to, the laws or regulations prevailing in the jurisdiction in which the Issuer, if applicable, or the Guarantor is organized, as the case may be, which change or amendment becomes effective on or after the date of the relevant prospectus or pricing supplement or as a result of any change in or amendment to an official application or interpretation of those laws or regulations after that date, on the next succeeding interest payment date:

     - the Issuer, if applicable, will be obligated to (a) pay any additional amounts as provided by Section 1008 of the Indenture as modified by the terms of the relevant debt securities or (b) account to any taxing authority in the United States for any amount, other than any tax withheld or deducted from interest payable on those debt securities, in respect of any payment made or to be made on those debt securities,

     - the Guarantor would be unable, for reasons outside its control, to procure payment by the Issuer without additional amounts being payable or being required to account as stated above and in making the payment itself would be required to pay additional amounts as provided in Section 1008 of the Indenture or to account as stated above, or

     - the Guarantor would be required to deduct or withhold amounts for or on account of any taxes of whatever nature imposed or levied by or on behalf of the jurisdiction of the Issuer or the Guarantor in making any payment of any sum to the Issuer required to enable the Issuer to make a payment in respect of those debt securities or to account to any taxing authority in the jurisdiction in which the Issuer is organized for any amount calculated by reference to the amount of any such sum to be paid to the Issuer.

     However, debt securities may not be so redeemed if the obligation of the Issuer, if applicable, or the Guarantor to pay additional amounts or to account as stated above arises because of the official application or interpretation of the laws or regulations affecting taxation of the jurisdiction in which the Issuer, if applicable, or the Guarantor is organized, or any political subdivision thereof or therein, as a result of any event referred to in (A) or
(B) below, which law or regulation is in effect on the date of (A) the assumption by any wholly owned subsidiary of the Guarantor of the Issuer's obligations under the debt securities and under the Indenture or (B) the consolidation, amalgamation or merger of the Issuer or the Guarantor with or into, or the conveyance, transfer or lease by the Issuer or the Guarantor of its properties and assets substantially as an entirety to any person. If the Issuer or the Guarantor provides an opinion of counsel in the appropriate jurisdiction, dated as of the date of the relevant event referred to in clause (A) or (B) above, that no obligation to pay any additional amount or to account as stated above arises, then that opinion of counsel shall be final and binding, solely for purposes of this paragraph, on the Issuer, the Guarantor, the trustee and the holders of the debt securities as to the law of the relevant jurisdiction at the date of such opinion of counsel. In addition, no redemption pursuant to the preceding paragraph may be made unless the Issuer shall have received an opinion of independent counsel to the effect that an act taken by a taxing authority of the United States or the Federal Republic of Germany results in a substantial probability that an event described in the preceding paragraph will occur and the Issuer shall have delivered to the trustee a certificate, signed by a duly authorized officer, stating that based upon such opinion the Issuer is entitled to redeem the debt securities pursuant to their terms.

EVENTS OF DEFAULT

     The following are "Events of Default" under the Indenture with respect to debt securities of any series:

        (a) default in the payment of the principal of, or premium, if any, on, any debt security of such series when the same becomes due and payable at maturity, upon acceleration, redemption, mandatory repurchase or otherwise, and such default continues for five Business Days;

        (b) default in the payment of any installment of interest on any debt security of such series when the same becomes due and payable, and such default continues for a period of 30 days;

        (c) default in the performance of or breach of any covenant or warranty of the Issuer or the Guarantor in the Indenture, other than a covenant or warranty a default in whose performance or whose breach is elsewhere specifically dealt with in the Indenture or which is specifically included in the Indenture solely for the benefit of a series of one or more debt securities other than that series, and such default or breach continues for a period of 90 consecutive days after written notice as provided in the Indenture;

        (d) acceleration of any other notes or bonds of the Issuer or the Guarantor in an aggregate principal amount exceeding $50,000,000;

        (e) certain events of bankruptcy, insolvency or liquidation relating to the Issuer or the Guarantor that in certain cases are not cured for a period of 60 consecutive days; and

        (f) any other Event of Default particular to such series.

     The Indenture provides that:

        (1) if an Event of Default described in clause (a), (b) or (f) above occurs and is continuing with respect to debt securities of any series, either the trustee or the holders of not less than 25% in aggregate principal amount of the debt securities of the series then outstanding may declare the principal, including premium, if any, or, if the debt securities are Discount Securities, the portion of the principal amount as may be specified in the terms of that series and set forth in the applicable prospectus supplement, of all outstanding securities of that series and the interest accrued thereon, if any, to be due and payable immediately;

        (2) if an Event of Default described in clause (c) or (d) above occurs and is continuing, then in such case, the trustee or the holders of not less than 25% in aggregate principal amount of all the then outstanding securities, treated as one class, of each series entitled to the benefit of (x) the covenant or warranty which the Issuer or Guarantor has failed to observe or perform or (y) the cross acceleration of the debt securities described in (d) above, may declare the principal (or, if the debt securities are Discount Securities, the portion of the principal amount as may be specified in the terms of that series and set forth in the applicable prospectus supplement) of all such debt securities to be due and payable immediately, by notice as provided in the Indenture and upon such declaration such principal amount, or lesser amount, of such debt securities shall become immediately due and payable; and

        (3) if an Event of Default described in clause (e) above occurs and is continuing, then in such case the trustee or the holders of not less than 25% in aggregate principal amount of all the then outstanding securities issued by the Issuer, treated as one class, or, in the case of the Guarantor, of all then outstanding securities, treated as one class, may declare the principal, or, if the debt securities of any such series are Discount Securities, the portion of the principal amount as may be specified in the terms of that series and set forth in the applicable prospectus supplement, of all debt securities and the interest accrued thereon, if any, to be due and payable immediately (Section 502).

     The Indenture provides that, subject to the duty of the trustee during a default to act with the required standard of care, the trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the holders, unless such holders shall have offered to the trustee reasonable indemnity (Section 603). Subject to such provisions for the indemnification of the trustee, and provided that no conflict with the Indenture or any rule of law arises, the holders of a majority in aggregate principal amount of the outstanding securities of any affected series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee, with respect to the debt securities of such affected series (Sections 512 and 601).

DISCHARGE, DEFEASANCE AND COVENANT DEFEASANCE

  Covenant Defeasance of any Series

     If we shall deposit with the trustee, in trust, at or before the Stated Maturity or redemption of the debt securities of any series, money and/or government obligations in the amounts and maturing at the times such that the proceeds of such obligations to be received upon the respective Stated Maturities and interest payment dates of such obligations will provide funds sufficient, without reinvestment, in the opinion of a nationally recognized firm of independent public accountants, to pay when due the principal of, and premium, if any, and each installment of principal of, and premium, if any, and interest on such series of debt securities at the Stated Maturity or such principal or installment of principal or interest, as the case may be, then the Issuer or the Guarantor may omit to comply with certain of the terms of the Indenture with respect to that series of debt securities, including any or all of the restrictive covenants described above or in any prospectus supplement, and the Events of Default described in clauses (c) and (d) under "-- Events of Default" shall not apply. Defeasance of debt securities of any series is subject to the satisfaction of certain conditions, including among others:

        - the absence of an Event of Default or event which, with notice or lapse of time, would become an Event of Default at the date of the deposit;

        - the delivery to the trustee by us of an opinion of counsel to the effect that holders of the debt securities of such series will not recognize gain or loss for United States federal income tax purposes as a result of such deposit and covenant defeasance and will be subject to United States federal income tax in the same amounts and in the same manner and at the same times as would have been the case if such deposit and covenant defeasance had not occurred; and

        - such covenant defeasance will not cause any debt securities of such series then listed on any nationally recognized securities exchange to be delisted.

If indicated in the prospectus supplement relating to a series of debt securities, in addition to the obligations of the United States of America or obligations guaranteed by the United States of America, "government obligations" may include obligations of the government, and obligations guaranteed by such government, issuing the currency or currency unit in which debt securities of such series are payable.

  Defeasance of any Series

     Upon the deposit of money or securities as contemplated in the preceding paragraph and the satisfaction of certain other conditions, we may also omit to comply with our obligation duly and punctually to pay the principal of, and premium, if any, and interest, if any, on a particular series of debt securities, and any Events of Default with respect thereto shall not apply, and thereafter, the holders of debt securities of such series shall be entitled only to payment out of the money or securities deposited with the trustee. Such conditions include, among others:

        - the absence of an Event of Default or event which, with notice or lapse of time, would become an Event of Default at the date of the deposit;

        - the delivery to the trustee by us of an opinion of counsel to the effect that holders of the debt securities of such series will not recognize gain or loss for United States federal income tax purposes as a result of such deposit, discharge and defeasance, and will be subject to United States federal income tax in the same amounts and in the same manner and at the same times as would have been the case if such deposit, discharge and defeasance had not occurred; and

        - such defeasance will not cause any debt securities of such series then listed on any nationally recognized securities exchange to be delisted.

MODIFICATION AND WAIVER

     The Indenture provides that we and the trustee may, for specified purposes, amend or supplement the Indenture or the debt securities of any series without notice to or the consent of the holders (Section 901), and may make any modification to the terms of the Indenture or the debt securities with the consent of the holders of more than 50% in aggregate principal amount of the outstanding debt securities. However, no modification or amendment may, without the consent of the holder of each outstanding debt security affected thereby, change the Stated Maturity of the principal of, or any installment of principal of or interest on, any debt security; reduce the principal amount of, and premium, if any, and interest, if any, on any debt security; reduce the amount or principal of a Discount Security due and payable upon acceleration of the Maturity thereof; change the place of payment where, or currency or currency unit in which, the principal amount of, and premium, if any, and interest, if any, on any debt security is payable; impair the right to institute suit for the enforcement of any payment on or with respect to any debt security; reduce the percentage in principal amount of outstanding debt securities of any series, the consent of the holders of which is required for modification or amendment of the Indenture or for waiver of compliance with certain provisions of the Indenture or for waiver of certain defaults; or modify any of the above provisions or the provisions of the next paragraph below (Section 902).

     The holders of not less than a majority in aggregate principal amount of the Outstanding debt securities of any series may, on behalf of the holders of all debt securities of that series, waive, insofar as that series is concerned, compliance by us with certain restrictive provisions of the Indenture (Section
1006). The holders of not less than a majority in aggregate principal amount of the outstanding debt securities of any series may, on behalf of the holders of all debt securities of that series, waive any past default under the Indenture with respect to debt securities of that series, except a default (a) in the payment of principal of, or premium, if any, and interest, if any, on, any debt security of such series, or (b) with respect to a covenant or provision of the Indenture which can not be modified or amended without the consent of the holder of each outstanding debt security of such series affected (Section 513).

     The Indenture provides that in determining whether the holders of the requisite aggregate principal amount of the outstanding debt securities have given any request, demand, authorization, direction, notice, consent or waiver thereunder or whether a quorum is present at a meeting of holders of debt securities, the principal amount of a Discount Security that will be deemed to be outstanding will be the amount of the principal thereof that would be due and payable as of the date of such determination upon a declaration of acceleration of the Maturity thereof to such date (Section 104).

PAYMENT AND PAYING AGENTS

     Unless otherwise indicated in an applicable prospectus supplement, payment of principal of, and premium, if any, and interest, if any, on debt securities of any series, other than a Global Security, will be made at the office of the paying agent or paying agents designated by us from time to time, except that, at our option, payment of any interest may be made (a) by check mailed or delivered to the address of the person entitled to the payment appearing in the security register or (b) by wire transfer to an account maintained with a bank located in the United States by the person entitled to the payment as specified in the security register. Unless otherwise indicated in an applicable prospectus supplement, payment of any installment of interest on debt securities of any series will be made to the person in whose name the debt security is registered at the close of business on the regular record date for such interest payment.

     Unless otherwise indicated in an applicable prospectus supplement, JPMorgan Chase Bank, N.A. will act as the paying agent for each series of debt securities.

     Unless otherwise indicated in an applicable prospectus supplement, the principal office of the paying agent in the City of New York will be designated as our sole paying agency for payments with respect to debt securities. Any other paying agents outside the United States and any other paying agents in the United States initially designated by us for the debt securities of a series will be named in the related prospectus supplement. We may at any time designate additional paying agents or rescind the designation of any paying agents or approve a change in the office through which any paying agent acts, except that we are required to maintain a paying agent in each place of payment for a series. However, if the debt securities of a series are listed on any stock exchange located outside the United States and the stock exchange shall so require, we will maintain a paying agent in any required city located outside the United States, for the debt securities of that series.

     All monies paid by us to a paying agent for the payment of principal of, and premium, if any, and interest, if any, on any debt securities or in respect of any other additional payments thereon which remain unclaimed at the end of two years after the principal, premium or interest became due and payable will, subject to applicable laws, be repaid to us and the holder of these debt securities will thereafter look only to us for those payments.

ASSUMPTION OF OBLIGATIONS

     The Guarantor or any wholly-owned subsidiary of the Guarantor may assume the obligations with respect to the debt securities of a series for the due and punctual payment of the principal of, and premium, if any, and interest, if any, including any additional amounts required to be paid in accordance with the provisions of the Indenture or such debt securities, in respect of such debt securities and the performance of every covenant of the Indenture, other than a covenant included in the Indenture solely for the benefit of debt securities of another series, and such debt securities on the part of the Issuer, to be performed or observed; provided that:

     (a) the Guarantor or such subsidiary of the Guarantor, as the case may be, shall expressly assume such obligations by a supplemental indenture, executed by the Guarantor or such subsidiary, and delivered to the trustee in form reasonably satisfactory to the trustee, and if such subsidiary assumes such obligations, the Guarantor shall, by a supplemental indenture, confirm that its Guarantees shall apply to such subsidiary's obligations under such debt securities and the Indenture, as so modified by such supplemental indenture;

     (b) the Guarantor or such subsidiary, as the case may be, shall confirm in such supplemental indenture that the Guarantor or such subsidiary, as the case may be, will pay to the holders such additional amounts as provided by, and subject to the limitations set forth in, such debt securities and the Indenture as may be necessary in order that every net payment of the principal of, and premium, if any, on, and interest, if any, on such debt securities will not be less than the amount provided for in such debt securities to be then due and payable and such obligation shall extend to the payment of any such additional amounts as necessary to compensate for or indemnify against any deduction or withholding for or on account of any present or future tax, assessment or governmental charge imposed upon such payment by Germany, the United States or the country in which the Guarantor or such subsidiary of the Guarantor is organized or any district, municipality or other political subdivision or taxing authority in Germany, the United States or the country in which the Guarantor or any such subsidiary of the Guarantor is organized, it being understood that, except as aforesaid, neither the Guarantor nor such subsidiary shall be obligated to make any indemnification or payments in respect of any tax consequences to any holder as a result of such assumption of rights and obligations if the Guarantor or such subsidiary would not be obligated to pay an additional amount pursuant to the Indenture if the Guarantor or such subsidiary were the Issuer; and

     (c) immediately after giving effect to such assumption of obligations, no Event of Default with respect to debt securities and no event which, after notice or lapse of time or both, would become an Event of Default, as the case may be, shall have occurred and be continuing.

     Upon any such assumption, the Guarantor or such subsidiary, as the case may be, will succeed to, and be substituted for, and may exercise every right and power of, the Issuer under the Indenture with respect to such debt securities with the same effect as if the Guarantor or such subsidiary, as the case may be, had been named as the Issuer under the Indenture, and the Issuer or any successor corporation thereto shall be released from all liability as obligor upon such debt securities.

FURTHER ISSUANCES

     The Issuer may from time to time, without notice to or the consent of the holders of the debt securities of a series, create and issue under the Indenture further debt securities of such series identical in all respects to the previously issued debt securities, with any related changes in the Stated Maturity, issue date, issue price and interest commencement date, so that such further debt securities shall be consolidated and form a single series with such debt securities and shall have the same terms as to status, redemption or otherwise as such debt securities.

CONSENT TO SERVICE AND JURISDICTION

     The Guarantor has designated and appointed CT Corporation System, 111 Eighth Avenue, New York, New York 10011, as its authorized agent upon which process may be served in any suit or proceeding arising out of or relating to the applicable debt securities, Guarantees or Indenture which may be instituted in any State or Federal court located in the Borough of Manhattan, the City of New York, and has submitted, for the purposes of any such suit or proceeding, to the jurisdiction of any such court in which any such suit or proceeding is so instituted. See "Enforceability of Civil Liabilities."

NEW YORK LAW GOVERNS THE INDENTURE, DEBT SECURITIES AND GUARANTEES

     The Indenture, the debt securities and the Guarantees will be governed by the laws of the State of New York.

JUDGMENT CURRENCY

     A judgment for money damages by courts in the United States, including a money judgment based on an obligation expressed in a foreign currency, will ordinarily be rendered only in United States dollars. The statutory law of the State of New York provides that a court shall render a judgment or decree in the foreign currency of the underlying obligation and that the judgment or decree shall be converted into United States dollars at the exchange rate prevailing on the date of entry of the judgment or decree.

     If, for the purpose of obtaining a judgment in any court with respect to any obligation of the Issuer or the Guarantor under the Indenture, debt security or Guarantee, as the case may be, it shall become necessary to convert into any other currency, or currency unit, any amount due under such Indenture, debt security or Guarantee, as the case may be, then the conversion shall be made by the Issuer or Currency Determination Agent at the Market Exchange Rate as in effect on the date of entry of the judgment (the "Judgment Date"). If pursuant to any such judgment, conversion shall be made on a date (the "Substitute Date") other than the Judgment Date and there shall occur a change between the Market Exchange Rate as in effect on the Judgment Date and the Market Exchange Rate as in effect on the Substitute Date, the Indenture requires the Issuer or the Guarantor, as the case may be, to pay such additional amounts, if any, as may be necessary to ensure that the amount paid is equal to the amount in such other currency or currency unit which, when converted at the Market Exchange Rate as in effect on the Judgement Date, is the amount then due under such Indenture, debt security or Guarantee, as the case may be. Neither the Issuer nor the Guarantor, as the case may be, will, however, be required to pay more in the currency or currency unit due under such Indenture, debt security or Guarantor, as the case may be, at the Market Exchange Rate as in effect on the Judgment Date than the amount of currency or currency unit stated to be due under such Indenture, debt security or Guarantee, as the case may be, so that in any event the obligations of the Issuer or the Guarantor, as the case may be, under such Indenture, debt security or Guarantee, as the case may be, will be effectively maintained as obligations in such currency or currency unit and the Issuer or the Guarantor, as the case may be, shall be entitled to withhold, or be reimbursed for, as the case may be, any excess of the amount actually realized upon any conversion on the Substitute Date over the amount due and payable on the Judgment Date.

INFORMATION CONCERNING THE TRUSTEE

     The Issuer, the Guarantor and their subsidiaries maintain ordinary banking relationships with JPMorgan Chase Bank, N.A. and its affiliates. JPMorgan Chase Bank, N.A. and its affiliates have extended credit facilities to the Issuer, the Guarantor and their subsidiaries in the ordinary course of business.

                              PLAN OF DISTRIBUTION

     The Issuer may sell debt securities to or through one or more underwriters and also may sell debt securities directly to other purchasers or through agents or dealers, or the Issuer may sell debt securities through a combination of any of these methods.

     The distribution of the debt securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to the prevailing market or at negotiated prices. Underwriters may sell debt securities to or through dealers.

     In connection with the sales of debt securities, underwriters may receive compensation from the Issuer in the form of discounts, concessions or commissions. Underwriters, dealers and agents that participate in the distribution of debt securities may be deemed to be underwriters, and any discounts or commissions received by them and any profit on the resale of debt securities by them may be deemed to be underwriting discounts and commissions under the Securities Act of 1933, as amended (the "Securities Act"). Any such underwriter or agent will be identified, and any such compensation will be described, in a prospectus supplement. In connection with the requirements of the National Association of Securities Dealers, Inc. (the "NASD"), discounts or commissions paid to underwriters in connection with the sale of the debt securities will not be greater than eight percent.

     Pursuant to agreements into which the Issuer and the Guarantor may enter, underwriters, dealers and agents who participate in the distribution of debt securities may be entitled to indemnification by the Issuer and the Guarantor against certain liabilities, including liabilities under the Securities Act.

     Underwriters, dealers or agents to or through which debt securities may be offered and sold may engage in transactions with, or perform other services for the Issuer, the Guarantor and their subsidiaries in the ordinary course of business.

     Each series of debt securities will be a new issue of securities with no established trading market. Unless otherwise indicated in a prospectus supplement, the Issuer does not intend to list any of the debt securities on a national or foreign securities exchange. In the event the debt securities are not listed on a national securities exchange, certain broker-dealers may make a market in the debt securities, but will not be obligated to do so and may discontinue any market-making at any time without notice. No assurance can be given that any broker-dealer will make a market in the debt securities or as to the liquidity of the trading market for the debt securities, whether or not the debt securities are listed on a national securities exchange. The prospectus supplement with respect to the debt securities will state, if known, whether or not any broker-dealer intends to make a market in the debt securities. If no such determination has been made, such prospectus supplement will so state.

     Each underwriter, dealer and agent to or through which debt securities may be offered and sold:

     - will not, with respect to any debt security denominated in a currency other than United States dollars, solicit offers to purchase nor offer to sell or deliver such debt security in, or to, residents of the country issuing such currency, except as permitted by applicable law (including any applicable currency or exchange control regulations);

     - will comply with any selling restrictions applicable to any debt security; and

     - will comply with all relevant laws, regulations and directives in each jurisdiction outside the United States in which it purchases, offers, sells or delivers debt securities or has in its possession or distributes the prospectus or any prospectus supplement or any pricing supplement.

     Expenses in connection with the issuance of the securities being registered hereby are estimated as follows:

SEC registration fee........................................  $1,675,225*
Accounting fees and expenses................................     250,000
Blue Sky fees and expenses..................................      50,000
Rating agency fees..........................................     850,000
Printing expenses...........................................     250,000
Miscellaneous...............................................      24,775
                                                              ----------
          Total.............................................  $3,100,000
                                                              ==========

---------------

* An additional registration fee was previously paid in connection with securities carried forward from a prior registration statement.

DELAYED DELIVERY ARRANGEMENTS

     If so indicated in a prospectus supplement, the Issuer may authorize underwriters or other persons acting as the Issuer's agent to solicit offers by certain institutions to purchase debt securities from the Issuer pursuant to contracts providing for payment and delivery on a future date. Institutions with which such contracts may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others, but in all cases such institutions must be approved by the Issuer. The obligations of any purchaser under any such contract will be subject to the condition that the purchase of the offered debt securities shall not at the time of delivery be prohibited under the laws of the jurisdiction to which such purchaser is subject. The underwriters and such other agents will not have any responsibility in respect of the validity or performance of such contracts.

     The place and time of delivery for the debt securities in respect of which this prospectus is delivered will be set forth in a prospectus supplement.

                                 LEGAL MATTERS

     The validity of the debt securities and certain other legal matters relating to the debt securities will be passed upon for DaimlerChrysler North America Holding Corporation by William J. O'Brien III, Esq., counsel to DaimlerChrysler North America Holding Corporation. Certain legal matters will be passed upon for any agents or underwriters by Sidley Austin Brown & Wood LLP, New York, New York. The validity of the Guarantees and certain other legal matters relating to the Guarantees will be passed upon for DaimlerChrysler AG by its legal department. Sidley Austin Brown & Wood LLP may from time to time render legal services to DaimlerChrysler AG and its affiliates.

                                    EXPERTS

     The consolidated financial statements of DaimlerChrysler AG as of December 31, 2004 and 2003, and for each of the years in the three-year period ended December 31, 2004, included in the DaimlerChrysler AG 2004 annual report on Form 20-F, have been incorporated by reference herein in reliance upon the reports of KPMG Deutsche Treuhand-Gesellschaft Aktiengesellschaft Wirtschaftsprufungsgesellschaft, Hessbruhlstrasse 21, D-70565 Stuttgart, Germany, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The audit report refers to the change in DaimlerChrysler's method of accounting for stock-based compensation in 2003 and DaimlerChrysler's adoption of FASB Interpretation No. 46 (revised December 2003), "Consolidation of Variable Interest Entities -- an interpretation of ARB No. 51," in 2003 and Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets," in 2002.

                      ENFORCEABILITY OF CIVIL LIABILITIES

     DaimlerChrysler AG is a stock corporation organized under the laws of the Federal Republic of Germany. Many of the members of the Supervisory Board and the Board of Management and the officers of DaimlerChrysler AG and the independent auditors named herein reside outside the United States. As a result, it may not be possible for investors to effect service of process within the United States upon such persons or to enforce, in courts outside the United States, judgments against those persons obtained in United States courts and predicated upon the civil liability provisions of the federal securities laws of the United States. Furthermore, since DaimlerChrysler AG does not directly own any significant assets outside of Germany and since a substantial portion of the assets of DaimlerChrysler AG owned through its subsidiaries are located outside the United States, any judgment obtained in the United States against DaimlerChrysler AG may not be collectible within the United States. DaimlerChrysler AG has been advised by its legal department that German courts will enforce judgments of United States courts for liquidated amounts in civil matters subject to certain conditions and exceptions. Our legal department has expressed no opinion, however, as to whether the enforcement by a German court of any judgment would be effected in any currency other than in Euro and, if in Euro, the date of determination of the applicable exchange rate from United States dollars to Euro. DaimlerChrysler AG has further been advised by its legal department that there may be doubt as to the enforceability, in original actions in German courts, of liabilities predicated solely upon the federal securities laws of the United States.

     DaimlerChrysler AG has been further advised by its legal department that there is currently no treaty between the United States of America and the Federal Republic of Germany providing for the reciprocal acknowledgment and enforceability of judgments in civil and commercial matters (which would include actions brought under the federal securities laws of the United States). Therefore, the general rules of the German Code of Civil Procedure ("ZPO") govern those issues. ZPO sec. 722 requires that an enforcement action in Germany be based upon a non-appealable foreign judgment only (cf ZPO sec. 723 subsection 2, clause 1). As a general rule, the German courts will not review the merits of the foreign judgment in any enforcement proceedings (ZPO sec.723 subsection 1). It shall, however, dismiss the enforcement action pursuant to ZPO sec. 723 subsection 2, clause 2 if the exceptions regarding the acknowledgment of foreign judgments set forth in ZPO sec. 328 subsection 1 apply, which exceptions can be generally summarized as follows:

        (i) The foreign court had no personal jurisdiction according to German law;

        (ii)  No due service of process was effected on the defendant;

        (iii) The foreign judgment is irreconcilable with a prior German or other foreign judgment to be acknowledged in Germany or proceedings on the same subject matter had been filed in Germany before suit was instituted in the foreign jurisdiction;

        (iv) Acknowledgment of the foreign judgment would produce a result in contravention of German public policy;

        (v) The foreign jurisdiction whose judgment is sought to be acknowledged does not reciprocate with respect to acknowledgment of judgments entered in Germany.

     As far as reciprocity is concerned, the application of the exception depends on the law practiced in the relevant state of the United States where the judgment was rendered and the result may vary from time to time as the law and practice change. According to information available as of the date of this prospectus, German judgments would be acknowledged and enforced in the courts of almost all states in the United States and, accordingly, with respect to such states, reciprocity by German courts is warranted and the relevant exception does not apply. United States judgments awarding punitive damages may contravene German public policy and may therefore not be acknowledged in their full amount or in part pursuant to exception (iv) above. DaimlerChrysler AG's legal department is, however, not aware of any reasons under present German law for avoiding enforcement of a judgment of United States courts on the Guarantees on the grounds that the same would be contrary to German public law.

     DaimlerChrysler AG has expressly submitted to the jurisdiction of New York State courts and United States federal courts sitting in the City of New York for the purpose of any suit, action or proceeding arising out of any offering with respect to which this prospectus or any accompanying prospectus supplement is delivered, and has appointed CT Corporation System, 111 Eighth Avenue, New York, New York 10011, to accept service of process in any such action with respect to which this prospectus or any accompanying prospectus supplement is delivered.

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                                $10,000,000,000

                             [DAIMLERCHRYSLER LOGO]

               DAIMLERCHRYSLER NORTH AMERICA HOLDING CORPORATION

                          MEDIUM-TERM NOTES, SERIES E
                         UNCONDITIONALLY GUARANTEED BY

                               DAIMLERCHRYSLER AG

                            ------------------------
                             PROSPECTUS SUPPLEMENT
                            ------------------------

BANC OF AMERICA SECURITIES LLC
            BARCLAYS CAPITAL
                        CITIGROUP
                                     DEUTSCHE BANK SECURITIES
                                              GOLDMAN, SACHS & CO.
                                                         HSBC
                                                               JPMORGAN
                                 April 29, 2005
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